UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
ADVANCE AUTO PARTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCE AUTO PARTS, INC.
5008 AIRPORT ROAD
ROANOKE, VIRGINIA 24012

______________

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

May 19, 2010
_____________

It is my pleasure to invite you to attend the 2010 Annual Meeting of the Stockholders (the “Annual Meeting”) of Advance Auto Parts, Inc. (the “Company”), a Delaware corporation, on Wednesday, May 19, 2010 at 8:30 a.m. Eastern Daylight Time (EDT).  The meeting will be held at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, NW, Roanoke, Virginia  24016.

At the Annual Meeting, stockholders will vote on the following matters, which are further described in the attached proxy statement (the “Proxy Statement”):

1.	Election of the ten nominees named in the Proxy Statement to the Board of Directors to serve until the 2011 annual meeting of stockholders;

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010; and

3.	Action upon such other matters, if any, as may properly come before the meeting.

The Board of Directors set March 26, 2010 as the Record Date.  Only holders of record of our common stock at the close of business on that day are entitled to vote at our Annual Meeting or any adjournment of our Annual Meeting.

We invite you to attend our Annual Meeting and vote.  We urge you, after reading the Proxy Statement, to sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or vote your proxy by Internet or telephone by following the instructions on the form of proxy.  If you attend our Annual Meeting, you may vote in person, even if you previously voted by proxy.

By order of the Board of Directors,

Sarah E. Powell
Senior Vice President, General Counsel
and Corporate Secretary
Roanoke, Virginia
April 9, 2010

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING AND VOTING	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	6

Nominees for Election to Our Board	6

CORPORATE GOVERNANCE	10

MEETINGS AND COMMITTEES OF THE BOARD	14

COMPENSATION COMMITTEE REPORT	16

COMPENSATION DISCUSSION AND ANALYSIS	16

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	26

Summary Compensation Table	26

2009 Grants of Plan-Based Awards Table	28

Outstanding Equity Awards at 2009 Fiscal Year-End Table	30

2009 Option Exercises and Stock Vested Table	32

2009 Non-Qualified Deferred Compensation Table	32

Potential Payments Upon Termination of Employment or Change in Control Table	33

EQUITY COMPENSATION PLAN INFORMATION TABLE	35

NON-MANAGEMENT DIRECTOR COMPENSATION	35

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS	37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS	42

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	42

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010	43

2009 and 2008 Audit Fees	43

AUDIT COMMITTEE REPORT	44

OTHER MATTERS	45

i

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ADVANCE AUTO PARTS, INC.
PROXY STATEMENT
FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
______________

ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding Availability of Proxy Materials for Stockholder Meeting to be Held on May 19, 2010.

This Proxy Statement and the 2009 annual report to shareholders are available on our Internet web site at www.AdvanceAutoParts.com.

What is the purpose of the Annual Meeting?

At our Annual Meeting, the stockholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of the ten nominees named below as directors and the ratification of our independent registered public accounting firm (the “independent auditors”).  This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting.  This Proxy Statement and form of proxy were first mailed to stockholders on or about April 9, 2010.

Where will the Meeting be held?

The 2010 Annual Meeting will be held on Wednesday, May 19, 2010 at 8:30 a.m. (EDT), at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, NW, Roanoke, Virginia 24016.  The Hotel Roanoke and Conference Center is accessible to persons with disabilities.  If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Who is soliciting my vote?

Our Board of Directors (“Board”) is soliciting your proxy to vote at the Annual Meeting.

What am I voting on?

You are voting on two proposals:

1.	The election of the following ten nominees to the Board of Directors to serve until the 2011 annual meeting of stockholders:

• John F. Bergstrom	• William S. Oglesby
• John C. Brouillard	• J. Paul Raines
• Fiona P. Dias	• Gilbert T. Ray
• Frances X. Frei	• Carlos A. Saladrigas
• Darren R. Jackson	• Francesca M. Spinelli

2.	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2010.

What are the voting recommendations of the Board?

The Board recommends the following votes:

1.	FOR each of the ten director nominees to the Board (“Proposal No. 1”); and

2.	FOR ratification of the appointment of Deloitte as our independent registered public accounting firm for 2010 (“Proposal No. 2”).

Will any other matters be voted on?

The Board does not intend to present any other matters at the Annual Meeting.  We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting.  If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Sarah E. Powell and Michael A. Norona as proxies, with full power of substitution (“Proxies”), to vote on such matters in their discretion in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record as of the close of business on March 26, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of Company common stock that you owned at the close of business on the Record Date.  You are not entitled to cumulate your votes.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a broker or bank rather than directly in their own names.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares.  As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record.  Your bank or broker has enclosed a voting instruction card for you to use for providing directions for how to vote your shares.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	By Internet at www.proxyvote.com;

•	By toll-free telephone at 1-800-690-6903;

•	By completing and mailing your proxy card; or

•	By written ballot at the Annual Meeting.

If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 18, 2010, the day before the Annual Meeting.  Your shares will be voted as you indicate.  If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1 and 2.

If your shares are held in street name, you should follow the voting directions provided by your bank or broker.  You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker.  If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed.  AS A RESULT OF A RECENT CHANGE IN THE NEW YORK STOCK EXCHANGE’S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO PROPOSAL NO. 1 UNLESS THEY RECEIVE VOTING INSTRUCTIONS FROM YOU.

We will distribute written ballots at the Annual Meeting to any stockholder who wants to vote.  If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes.  If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Entering a new vote by Internet or telephone;

•	Returning a later-dated proxy card;

•
Sending written notice of revocation to Sarah E. Powell, Senior Vice President, General Counsel and Corporate Secretary, at the Company’s address of record, which is 5008 Airport Road, Roanoke, VA 24012; or

•	Completing a written ballot at the Annual Meeting.

If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

Is my vote confidential?

It is the policy of the Company that all proxies, ballots, and voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company, its directors, officers, and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company, and when written comments by a stockholder appear on a proxy card or other voting material.

How are votes counted?

Votes are counted by inspectors of election designated by the corporate secretary.

Who pays for soliciting proxies?

The Company will pay for the cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers, on whose behalf such banks and brokers hold our common stock in street name.  We will reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations.  Our officers, directors and employees may supplement these solicitations of proxies by telephone, facsimile, e-mail and personal solicitation.  We will pay no additional compensation to our officers, directors or employees for these activities.

What is the quorum requirement of the Annual Meeting?

A majority of the outstanding shares of our common stock on the Record Date, represented in person or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting.  If you vote, your shares will be part of the quorum.  Abstentions, including those recorded by brokers holding their customers’ shares, will be counted in determining the quorum.  On the Record Date, there were 87,853,453 shares outstanding and 364 stockholders of record.  A majority of common stock, or 43,926,727 shares, will constitute a quorum.

What are broker non-votes?

Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the Annual Meeting.

If that happens, the bank or broker may vote those shares only on matters deemed “routine” by the New York Stock Exchange.  On non-routine matters, a bank or broker cannot vote without instructions from the beneficial owner, resulting in a “broker non-vote.”  The election of directors is no longer considered a routine matter by the New York Stock Exchange; accordingly, banks and brokers cannot vote with respect to Proposal No. 1 unless they receive voting instructions from the beneficial owners.  Broker non-votes will not affect the outcome of Proposal No. 2 being voted on at the Annual Meeting, assuming that a quorum is obtained.

What vote is required to approve each proposal?

Proposal No. 1.  For the election of directors, the ten nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors.  For purposes of the election of directors, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election, and votes cast include votes to withhold authority and exclude abstentions and broker non-votes.

Proposal No. 2.  Ratification of our independent registered public accounting firm requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented, and entitled to vote at the Annual Meeting.  Abstentions count as votes cast and have the effect of a vote against the proposal.  The number of votes cast excludes broker non-votes.

Who can attend the Annual Meeting?

Only Advance Auto Parts stockholders as of the close of business on the Record Date may attend the Annual Meeting.

What do I need to do to attend the Annual Meeting?

If you are a stockholder of record, your proxy card is your admission ticket to the Annual Meeting.  If you own shares in street name, you will need to ask your broker or bank for an admission ticket in the form of a legal proxy.  You will need to bring the legal proxy with you to the Annual Meeting along with a valid picture identification.  If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the Annual Meeting.  We can use your statement to verify your ownership of our common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy.

What does it mean if I get more than one proxy card?

It means you own shares in more than one account.  You should vote the shares on each of your proxy cards.

How can I consolidate multiple accounts registered in variations of the same name?

If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address.  You may do this by contacting our transfer agent, BNY Mellon Shareowner Services, toll-free at (866) 865-6327 or at P.O. Box 358015, Pittsburgh, PA 15252-8015, Attention: Shareholder Correspondence.

I own my shares indirectly through my broker, bank, or other nominee, and I receive multiple copies of the annual report, proxy statement, and other mailings because more than one person in my household is a beneficial owner.  How can I change the number of copies of these mailings that are sent to my household?

If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank, or other nominee.  Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can.  If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank, or other nominee.

I own my shares directly as a registered owner of Company stock and so do other members of my family living in my household.  How can I change the number of copies of the annual report and proxy statement being delivered to my household?

Family members living in the same household generally receive only one copy per household of the annual report, proxy statement, and most other mailings.  The only item which is separately mailed for each registered stockholder or account is a proxy card.  If you wish to start receiving separate copies in your name, apart from others in your household, you must contact BNY Mellon Shareowner Services toll-free at (866) 865-6327 or at P.O. Box 358015, Pittsburgh, PA 15252-8015, Attention: Shareholder Correspondence, and request that action.  Within 30 days after your request is received we will start sending you separate mailings.  If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact BNY Mellon Shareowner Services and request that action.  That request must be made by each person in the household entitled to receive the materials.

Multiple stockholders live in my household and together we received only one copy of this year’s annual report and Proxy Statement.  How can I obtain my own separate copy of those documents for the Annual Meeting in May?

You may pick up copies in person at the Annual Meeting or download them from our Internet web site, www.AdvanceAutoParts.com (click on the homepage link to 2010 Annual Meeting materials).  If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee.  If you want copies mailed to you and you are a stockholder of record, we will mail them promptly if you request them from our corporate office by phone at (540) 561-6444 or by mail to 5008 Airport Road, Roanoke, VA 24102, Attention: Investor Relations.  We cannot guarantee you will receive mailed copies before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.

What is the deadline for consideration of shareholder proposals or director nominations for the 2011 annual meeting of stockholders?

If you are a stockholder and you want to present a proposal at the 2011 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing at our offices at 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary, on or before December 10, 2010.  Applicable Securities and Exchange Commission (“SEC”) rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

If you want to present a proposal at the 2011 annual meeting (but not have the proposal included in our proxy statement) or to nominate a person for election as a director, you must comply with the requirements set forth in our by-laws.  Our by-laws require, among other things, that our corporate secretary receive written notice from the record holder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  Therefore, we must receive notice of such proposal no earlier than December 20, 2010, and no later than January 19, 2011.  The notice must contain the information required by our by-laws.  You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary.  Our by-laws are also available on our web site at ww.AdvanceAutoParts.com.  Management may vote proxies in its discretion on any matter at the 2011 annual meeting if we do not receive notice of the matter within the time frame described in this paragraph.  In addition, our Chair or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, you will elect as directors the ten nominees listed below to serve until our 2011 Annual Meeting of stockholders or until their respective successors are elected and qualified.  Our Board has nominated John F. Bergstrom, John C. Brouillard, Fiona P. Dias, Frances X. Frei, Darren R. Jackson, William S. Oglesby, J. Paul Raines, Gilbert T. Ray, Carlos A. Saladrigas, and Francesca M. Spinelli for election as directors.  All of the nominees are current members of our Board.  Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected.  None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers.  The persons named as Proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above.  If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as Proxies may vote for the election of any substitute nominees that our Board may propose.  The persons named as Proxies may not vote for a greater number of persons than the number of nominees named above.

 Nominees for Election to Our Board

The following table provides information about our nominees for director as of the Record Date, March 26, 2010.

Name	Age	Position
John F. Bergstrom (2)(3)	63	Director
John C. Brouillard(1)(4)	61	Chair
Fiona P. Dias(2)	44	Director
Frances X. Frei(4)	46	Director
Darren R. Jackson	45	Director and Chief Executive Officer
William S. Oglesby(3)	50	Director
J. Paul Raines(3)	45	Director
Gilbert T. Ray(1)(4)	65	Director
Carlos A. Saladrigas(1)(3)	61	Director
Francesca M. Spinelli(2)(4)	56	Director
_______________
(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Finance Committee
(4)	Member of Nominating and Corporate Governance Committee

Mr. Bergstrom, Director, became a member of our Board in May 2008.  Mr. Bergstrom is the Chairman and Chief Executive Officer of Bergstrom Corporation, which is one of the top 50 automobile dealership groups in America.   Mr. Bergstrom has served in his current role at Bergstrom Corporation for the past five years.  Mr. Bergstrom has served as a director of Kimberly-Clark Corporation, a global health and hygiene company, since 1987; Wisconsin Energy Corporation, a diversified energy company, since 1987; Midwest Airlines, a passenger airline company, from 1993 to July 2009; and Green Bay Packers, Inc., a publicly held National Football League franchise, since 1995.

Bergstrom Corporation has recently been cited as the number one quality automotive dealer in the country and highlighted for its focus on outstanding customer service.  With over 35 years of experience in automotive sales, service and parts management in an organization representing all major automotive manufacturers that distribute cars in the United States, Mr. Bergstrom brings a unique and valuable point of view to our Board.  In addition, as a result of his service as a director of several other public companies, including membership on the compensation committees of Wisconsin Energy and Green Bay Packers, he is in a position to share with the Board his experience with governance issues facing public companies.

Mr. Brouillard, Chair, became a member of our Board in May 2004 and was appointed Lead Director on February 14, 2007.  Mr. Brouillard served as the interim Chair, President and Chief Executive Officer of the Company from May 2007 until January 2008, when he became the non-executive Chair of the Board.  Mr. Brouillard retired as Chief Administrative and Financial Officer of H.E. Butt Grocery Company, a regional food retailer, in June 2005, a position that he had held since February 1991.  From 1977 to 1991, Mr. Brouillard held various positions with Hills Department Stores, a discount department store company, including serving as President of that company.  Mr. Brouillard also served as a director of Eddie Bauer Holdings, Inc., a multi-channel retailer, from June 2005 to May 2009.

Mr. Brouillard’s background as a chief administrative and financial officer with a grocery retail company recognized for outstanding customer service provides him with strong insights into the types of management and financial issues that face companies in the retail sector.  After having served on our Board for over five years, including two years as the independent Board Chair and eight months as the interim Chief Executive Officer of the Company, Mr. Brouillard is uniquely situated to understand the inner workings of Advance’s Board and management processes.

Ms. Dias, Director, became a member of our Board in September 2009.  Ms. Dias is currently Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of e-commerce and interactive marketing services, and has held this position since February 2007.  Previously Ms. Dias served as Executive Vice President and Chief Marketing Officer at Circuit City Stores, Inc., a specialty retailer of consumer electronics, from May 2005 to August 2006 and held Senior Vice President positions at Circuit City from November 2000 to April 2005.  Prior to 2000, Ms. Dias held senior marketing positions with PepsiCo, Inc., Pennzoil-Quaker State Company, and The Procter & Gamble Company.  Ms. Dias has served as a director of Choice Hotels, Inc., a hotel franchisor, since 2004; and as a director of Lifetime Brands, Inc., a designer, developer and marketer of nationally branded consumer products, from November 2006 to September 2007.

Ms. Dias possesses extensive experience marketing and managing consumer and retail brands.  Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise.  In addition, Ms. Dias’ e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board’s review and assessment of the Company’s multi-channel strategies.

Professor Frei, Director, became a member of our Board in December 2009.  She is currently UPS Foundation Professor of Service Management in Harvard Business School’s Technology and Operations Management Department, and has held this position since July 2009.  Professor Frei is also the Co-Founder of Concire Leadership Institute, LLC, a provider of customized learning and advisory services to help individuals and organizations achieve exceptional performance.  Previously, she served at the Harvard Business School as Associate Professor from July 2003 to July 2009 and as Assistant Professor from July 1998 to July 2003.

As a result of her education and experience in the area of organizational excellence, Professor Frei is expected to provide valuable insights on the strategic direction of the Company.  As Harvard Business School’s resident expert on service management, Professor Frei has focused her scholarship and teaching on helping leaders to compete on the basis of excellence.  Her ideas have shaped the strategies and operations of the world’s most competitive companies.  She is a leading authority on designing, leading and scaling exceptional service firms.  Professor Frei’s study of the world’s best service companies is reported in her article entitled “The Four Things a Service Business Must Get Right,” which was published in the April 2008 edition of the Harvard Business Review.

Mr. Jackson, Director and Chief Executive Officer, became a member of our Board in July 2004.  Mr. Jackson became the President and Chief Executive Officer on January 7, 2008, and has served as Chief Executive Officer since January 27, 2009.  Prior to joining us, Mr. Jackson served in various executive positions with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, ultimately serving from July 2007 to December 2007 as Executive Vice President of Customer Operating Groups.  He joined Best Buy in 2000 and was appointed as its Executive Vice President-Finance and Chief Financial Officer in February of 2001.  Prior to 2000, he served as Vice President and Chief Financial Officer of Nordstrom, Inc., Full-line Stores, a fashion specialty retailer, and held various senior positions including Chief Financial Officer of Carson Pirie Scott & Company.  He began his career at KPMG.  Mr. Jackson serves as Chairman of the Board of Trustees at Marquette University.

Mr. Jackson has served as a member of our Board for over five years and as the Company’s Chief Executive Officer for over two years.  Mr. Jackson’s experience in financial management with several large retail companies and his experience in guiding the Company through its strategic turnaround provide him with unique insights into the challenges and opportunities of overseeing the operations and management of the Company.

Mr. Oglesby, Director, became a member of our Board in December 2004.  Mr. Oglesby is currently Senior Managing Director for The Blackstone Group, L.P., a global investment and advisory firm, and has held this position since April 2004.  Mr. Oglesby has over 25 years of investment experience as a result of holding managing director positions with Credit Suisse First Boston; Donaldson Lufkin & Jenrette; and Kidder, Peabody & Co.

With his broad experience in the investment banking business, Mr. Oglesby is uniquely equipped to provide the Board with insights into capitalization strategies, capital markets mechanics, and strategic expansion opportunities.

Mr. Raines, Director, became a member of our Board in February 2010.  Mr. Raines is currently the Chief Operating Officer for GameStop Corporation, a video game and entertainment software retailer, and has held that position since September 2008.  In his current role, Mr. Raines is responsible for all store operations, merchandising, marketing, supply chain, and real estate activities for GameStop in the United States and Canada.  Previously, Mr. Raines served as the Executive Vice President – U.S. Stores of The Home Depot, Inc., a home improvement specialty retailer, from April 2007 to August 2008.  Prior to that time, he served in various management roles with The Home Depot, Inc., including as President – Southern Division from February 2005 to April 2007; as Vice President – Florida from April 2003 through January 2005; as Vice President – Store Operations from January 2002 through April 2003; and as Director of Labor Management from January 2000 through January 2002.

Mr. Raines, who has recently joined our Board, brings to the Board extensive experience in the strategic, operational and merchandising aspects of retail businesses.  He also has broad international experience in Latin America, Europe and Asia.  The Board expects to draw on Mr. Raines’ expertise in the areas of retail strategy, store operations, customer service, merchandising, marketing, loss prevention, supply chain and global sourcing.

Mr. Ray, Director, became a member of our Board in December 2002.  Mr. Ray was a partner of the law firm of O’Melveny & Myers LLP until his retirement in February 2000.  Mr. Ray has been a member of the boards of Towers Watson & Co., formerly Wyatt Worldwide, Inc., a professional services company, since 2000; Dine Equity, Inc., the restaurant holding company of Applebee’s and IHOP, since 2004; Auto Club Enterprise, formerly Automobile Club of Southern California, a road service, travel and insurance company, since 1998; and Diamond Rock Hospitality Company, a lodging focused real estate company, since 2004.  Mr. Ray is also a trustee of SunAmerica Series Trust and Season Series Trust, providers of variable annuity funds, and The John Randolph Haynes and Dora Haynes Foundation, a provider of private grant funding for scholarly work in public policy and social science research.

Mr. Ray has served on our Board for over seven years and provides institutional knowledge and continuity to our Board.   His experience as an attorney allows Mr. Ray to provide guidance to the Company on legal and fiduciary matters.  He has extensive experience with conventional corporate and tax-exempt transactions, as well as international finance.   In addition, Mr. Ray’s service as a director on the boards of several other public companies provides the Company with valuable insights on corporate governance issues that face the Board and the Company.

Mr. Saladrigas, Director, became a member of our Board in May 2003.  Mr. Saladrigas has been the Chairman and Chief Executive Officer of Regis HR Group, a Professional Employee Organization, since July 2009.  Mr. Saladrigas served as Chairman of the Premier American Bank in Miami, Florida from September 2001 until June 2007.  Mr. Saladrigas served as the Vice Chairman of Premier American Bank until his resignation in July 2008.  A receiver was appointed for the bank in January 2010.  From November 1984 to May 2002, he was the Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a human resources outsourcing company that provides human resource functions to small and mid-sized businesses.  Mr. Saladrigas has served as a director of Progress Energy, Inc., an energy utility company, since 2001; Carolina Power & Light Company, an energy utility company, since 2001; and Florida Progress Corporation, a diversified holding company whose primary businesses are fuel supply and power, since 2001.  He has also served as a member of the Latino/Hispanic Advisory Board for PepsiCo.

Mr. Saladrigas has served on our Board for over six years.   He provides stability and continuity to the Board as well as valuable leadership related to his experience as a human resources professional and in financial management.  He has been designated by the Board as an Audit Committee financial expert consistent with SEC regulations.  Mr. Saladrigas provides the Board with relevant insights into the Latino/Hispanic segment of the Company’s customer base.

Ms. Spinelli, Director, became a member of our Board in November 2002.  Ms. Spinelli has been a principal with Precidia Partners, a provider of human resources consulting services, since May 2009.   She served as the Senior Vice President, People for PetSmart, Inc., a retail supplier of pet products and services, from September 2003 to May 2009.  Previously, Ms. Spinelli served as the Senior Vice President of People for RadioShack Corporation, an electronics retailer, a position she held from December 1999 to June 2003.  From July 1998 to December 1999, she served as Vice President of People for RadioShack Corporation.  From February 1997 to July 1998, Ms. Spinelli served as Corporate Vice President of Organizational Development for Wal-Mart Stores, Inc., a discount retailer.  From March 1993 to February 1997, Ms. Spinelli served as Vice President of Human Resources for McLane Company, Inc., a former division of Wal-Mart Stores, Inc.

With over seven years of service with the Board, Ms. Spinelli provides a unique perspective and continuity to the Board.  Her extensive senior level human resources experience in the retail industry and active involvement in the human resources profession provides the Board with valuable insights and guidance in the human resources arena, including executive compensation, the development and succession of management, human resources strategy and specific human resources matters.

OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH OF OUR BOARD’S NOMINEES.

CORPORATE GOVERNANCE

 Guidelines on Significant Governance Issues

The responsibility of our Board is to review, approve and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, as well as our policies and decisions, including the execution of our strategies and objectives. Accordingly, our Board has adopted guidelines on the following significant governance issues:

•
the structure of our Board, including, among other things, the size, mix of independent and non-independent members, membership criteria, term of service, compensation and assessment of performance of our Board;

•
Board procedural matters, including, among other things, selection of the chair of the Board, Board meetings, Board communications, retention of counsel and advisors and our expectations regarding the performance of our directors;

•
committee matters, including, among other things, the types of committees, charters of committees, independence of committee members, chairs of committees, service of committee members, committee agendas and committee minutes and reports;

•	chief executive officer evaluation, management development and succession planning;
•	codes of conduct; and
•
other matters, including charitable contributions, use of the corporate airplane, auditor services, Board access to management and interaction with third parties, directors and officers insurance and the indemnification/limitation of liability of directors, our policy prohibiting Company loans to our  executive officers and directors, and confidential stockholder voting.

A complete copy of our guidelines on significant governance issues is available on our web site at www.AdvanceAutoParts.com under the Investor Relations section.

 Director Independence

Our Board, after consultation with and upon the recommendation of the Nominating and Corporate Governance Committee, determined that Messrs. Bergstrom, Brouillard, Oglesby, Raines, Ray, and Saladrigas, Professor Frei and Mses. Dias and  Spinelli are each “independent” directors under the listing standards of the New York Stock Exchange (“NYSE”), because each of these directors: (1) has no material relationship with us or our subsidiaries, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with us or our subsidiaries and (2) satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.  In addition, based on such standards, the Board determined that Mr. Jackson is not independent because he is our Chief Executive Officer.  The Board made this determination after assessing the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation, based upon all facts and circumstances known to the Board, including, among other things, a review of questionnaires submitted by these directors and a review of a recent resume or biography of each director.  Our Board reviews each director’s status under this definition annually with the assistance of the Nominating and Corporate Governance Committee.  Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.

 Meetings of Independent Directors

During 2009, the independent directors on our Board met a total of four times.  During 2009, these meetings were presided over by Mr. Brouillard, the non-executive Chair of the Board.  For 2010, our independent directors are scheduled to meet separately in conjunction with each of the four scheduled non-telephonic meetings of the Board.  Mr. Brouillard is expected to preside over these meetings during 2010.

Board Leadership Structure

Our guidelines on significant governance issues and by-laws allow the Board to combine or separate the roles of the Chair of the Board and the Chief Executive Officer.  Immediately prior to Mr. Jackson’s appointment as President and Chief Executive Officer, Mr. Brouillard served as the Company’s interim Chair, President and Chief Executive Officer.  At the time of Mr. Jackson’s appointment, his prior experience had primarily been in financial management and leadership roles at various retail companies. The Board decided to retain Mr. Brouillard as the independent Chair of the Board in order to provide Mr. Jackson with an opportunity to lead the Company’s management with the support and guidance of an experienced chief executive officer serving in the role of the independent Board Chair.  The Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer.  In the event that the Board chooses to unite those roles, the Company’s governance guidelines provide for the selection of an independent lead director.  The responsibilities of the independent Chair or independent lead director include presiding over meetings of the Board or of the independent directors and participating in development of the Board’s agenda, as well as facilitating the discussions and interactions of the Board to ensure that all directors’ viewpoints are heard and considered.

Stockholder and Interested Party Communications with our Board

Communications with our Board Generally.  Stockholders who desire to communicate with our Board, or with a specific director, including on an anonymous or confidential basis, may do so by delivering a written communication to our Board, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012, Attention: General Counsel.  The general counsel will not edit or modify any such communication received and will forward each such communication to the appropriate director or directors, as specified in the communication.  If the envelope containing a communication that a stockholder wishes to be confidential is conspicuously marked “Confidential,” the general counsel will not open the communication.  Communications will be forwarded by the general counsel to our Board or any specified directors on a bi-monthly basis.  The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.  In addition, we have a policy that each of our directors should make every reasonable effort to attend each annual meeting of stockholders.  Six directors were in attendance at our 2009 annual meeting of stockholders.

Interested Party Communications with our Independent Directors, our Non-Management Directors or our Board Chair.  Any interested party, including stockholders, who desires to communicate directly with one or more of the independent directors, our non-management directors as a group, or our Board Chair, including on an anonymous or confidential basis, may do so by delivering a written communication to the independent directors, the non-management directors as a group or to our Board Chair, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: General Counsel.  The general counsel will not open any such communication received and will forward each such communication to the appropriate individual director or group of directors, as specified in the communication.  Such communications will not be disclosed to the non-independent or management members of our Board or to management unless so instructed by the independent or non-management directors.  Communications will be forwarded by the general counsel on a bi-monthly basis.  The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.

Nominations for Directors

Identifying Director Candidates.  The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors.  The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates.  During 2009 the Committee utilized the services of Russell Reynolds Associates, an executive search firm, to assist in identifying potential director candidates.  After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole.  The Committee considers such factors as the candidate’s business experience, skills, independence, judgment and ability and willingness to commit sufficient time and attention to the activities of the Board.  At a minimum, committee-recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders.

In addition to determining whether a candidate for director possesses the qualifications and experience that are a prerequisite for nomination, the Nominating and Corporate Governance Committee considers whether a candidate’s background and experience would complement the skills and experience of the existing Board members.  In addition, the Nominating and Corporate Governance Committee considers whether the nominee would likely provide a diverse viewpoint and actively and constructively participate in the Board’s discourse and deliberations. The Board has not adopted a formal policy with regard to diversity in the composition of the Board although the Nominating and Corporate Governance Committee strives to compose a Board that reflects sensitivity to the need for an appreciation of diversity as to gender, ethnic background and experience.

Stockholder Recommendations for Director Candidates.  The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors.  Any stockholder who desires to recommend a director candidate must submit the recommendation in writing and follow the procedures set forth in our by-laws.  The by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary date of the preceding year’s annual meeting.  The notice should include the following information about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned by the nominee, and any information that may be required by the SEC’s regulations.  In addition, the stockholder providing the notice should provide his or her name and address as they appear on the Company’s books, the number and type of shares or other equitable interests that are beneficially owned by the stockholder and additional information required by the Company’s by-laws.  The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder.  You may obtain a copy of our by-laws by submitting a request to: Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: Corporate Secretary.  Our by-laws also are available on our web site at www.AdvanceAutoParts.com under the Investor Relations section.

Code of Ethics and Business Conduct

We expect and require all of our employees, whom we refer to as our Team Members, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards.  Accordingly, we have adopted a Code of Ethics and Business Conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings.  A complete copy of our Code of Ethics and Business Conduct is available on our web site at www.AdvanceAutoParts.com under the Investor Relations section.

Code of Ethics for Finance Professionals

We also have adopted a Code of Ethics for Finance Professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting.  Our finance professionals include our chief executive officer, chief financial officer, controller and any other person performing similar functions.  We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations, and to deter wrongdoing.  Our Code of Ethics for Finance Professionals is intended to supplement our Code of Ethics and Business Conduct.  A complete copy of the Code of Ethics for Finance Professionals is available on our web site at www.AdvanceAutoParts.com under the Investor Relations section.

Related Party Transactions

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.  Pursuant to our Code of Ethics and Business Conduct, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transaction or relationship that may create an actual or perceived conflict of interest.

Mr. Freeland, our Chief Operating Officer, joined the Company as the Executive Vice President, Supply Chain and Information Technology in February 2008, was formerly the President of Optimal Advantage, a consulting firm that he founded.   During 2007, prior to Mr. Freeland becoming an executive officer, the Company retained Optimal Advantage to perform consulting services at a cost of $500,000.  Mr. Freeland divested his interest in Optimal Advantage prior to becoming an executive officer of the Company; however, as part of the terms of his employment offer approved by the Compensation Committee, the Company agreed to provide assistance to Mr. Freeland for his business lease obligation by reimbursing him for out-of-pocket expenses that he might be unable to mitigate, up to a maximum of $350,000, which would  have been required to be repaid by Mr. Freeland if he left the Company within one year.  During 2009, the Company paid $94,000 to satisfy the remaining lease obligations of Optimal Advantage.  No further payments are expected to be made by the Company under this provision of Mr. Freeland’s employment offer.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to make every reasonable effort to attend each meeting of the Board and any committee of which the director is a member and to be reasonably available to management and the other directors between meetings.  Our Board met five times during 2009.  Each incumbent director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served, with the exception of Ms. Frei who was unable to participate in one Board meeting immediately following her election due to a previous commitment.

Committees of the Board

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised of independent directors in accordance with the listing standards of the NYSE.  In addition, we have a Finance Committee.  In 2009, the Audit Committee met eight times, the Compensation Committee met seven times, the Finance Committee met five times and the Nominating and Corporate Governance Committee met four times.  The following table sets forth the names of each current committee member and the primary responsibilities of each committee.

Name of Committee and Members	Primary Responsibilities
Audit Carlos A. Saladrigas (Chair) John C. Brouillard Gilbert T. Ray
● monitors the integrity of our financial statements, reporting processes, internal controls, risk management and legal and regulatory compliance;

●  selects, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm;

●  pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm;

●  monitors the qualifications, independence and performance of our independent registered public accounting firm; and

●  oversees our internal audit function.

Compensation Francesca M. Spinelli (Chair) John F. Bergstrom Fiona P. Dias
● reviews and approves our executive compensation philosophy;

● annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO and evaluates the CEO's performance in light of these goals;

● determines the compensation of our executive officers and approves compensation for key members of management;

● oversees our incentive and equity-based compensation plans;

● oversees development and implementation of executive succession plans, including identifying the CEO's successor and reporting annually to the Board;

● reviews and approves our peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements; and

● reviews applicable enterprise risks identified as part of our enterprise risk management program as they relate to our compensation programs and practices.

Name of Committee and Members	Primary Responsibilities
Finance William S. Oglesby (Chair) John F. Bergstrom J. Paul Raines Carlos A. Saladrigas
● reviews and makes recommendations to the Board regarding our financial policies, including investment guidelines, deployment of capital and short-term and long-term financing;

●  reviews credit metrics, including debt ratios, debt levels and leverage ratios;

●  reviews all aspects of financial planning, cash uses and our expansion program; and

●  reviews and recommends the annual financial plan to the Board.

Nominating and Corporate Governance Gilber T. Ray (Chair) John C. Brouillard Frances X. Frei Francesca M. Spinelli

● assists the Board in identifying, eveluating and recommending candidates for election to the Board;

● establishes procedures and provides oversight for evaluating the Board and management;

● develops, recommends and reassesses our corporate governance guidelines; and;

● evaluates the size, structure and composition of the Board and its committees.

Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee.  Each of the charters is available on our web site at www.AdvanceAutoParts.com under the Investor Relations section.

Board’s Role in Risk Oversight

As part of its responsibility for the oversight of the Company’s financial matters and regulatory compliance, the Audit Committee is charged with discussing the guidelines and policies with respect to risk assessment and risk management.  The Company’s senior internal audit professional, who reports to the Audit Committee, has developed an enterprise risk management (“ERM”) framework through which management has identified the key areas of risk that face our company.  After reviewing the enterprise risks identified by management in consultation with senior management, the Audit Committee may approve management’s recommendation to assign certain risk areas for oversight by appropriate committees of the Board or by the full Board.   The Board has determined that the respective Board committees will review applicable risk areas at least quarterly.   The Company has used elements of the Committee of Sponsoring Organizations, or COSO, ERM framework to build a tailored approach to risk management that fits the culture and risk environment of the Company.  The Company’s senior internal audit professional also reviews risk areas with senior management on a regular basis.

 Compensation Committee Interlocks and Insider Participation

None of the members who served on our Compensation Committee at any time during fiscal 2009 had any relationship with the Company requiring disclosure under the section of this Proxy Statement entitled “Related Party Transactions.”  Also, none of our executive officers serves, or in the past fiscal year has served, as a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the board of directors) of any entity that has one or more of its executive officers serving on our Compensation Committee.  During 2009, Mr. Brouillard, who was our interim Chief Executive Officer from May 2007 to January 2008, served as a member of our Compensation Committee until May 19, 2009.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee is comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC.  Our Compensation Committee chair is Ms. Spinelli.  The Compensation Committee operates under a written charter adopted by the Board.  Our charter can be viewed on our web site at www.AdvanceAutoParts.com under the Investor Relations section.

We have relied on management’s representation that the compensation discussion and analysis presented in this Proxy Statement has been prepared with integrity, objectivity, and in conformity with SEC regulations.  Based upon our discussion with management, we recommended to the Board that the compensation discussion and analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE

Francesca M. Spinelli (Chair)
John F. Bergstrom
Fiona P. Dias

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we will provide an overview and analysis of our compensation programs and policies, material compensation decisions made during 2009 under those programs and policies, and the material factors considered in making those decisions.  Later in this Proxy Statement under the heading “Additional Information Regarding Executive Compensation” you will find a series of tables containing specific information detailing compensation earned by our named executive officers in 2009.

Compensation Decision Roles

The Compensation Committee of the Board (“Committee”) approves all compensation for our named executive officers and other executive officers as required, authorizes all awards under the Advance Auto Parts 2004 Long-Term Incentive Plan as amended (“2004 LTIP”), recommends or reports its decisions to the Board of Directors, and oversees the administration of the compensation programs for named and senior executive officers.  Decisions regarding non-equity compensation of other employees are made by management.  The chief executive officer annually reviews the performance of each named executive officer and other senior officers and makes recommendations with respect to salary adjustments and incentive amounts to the Committee.  The chief executive officer’s performance is reviewed annually by the Committee.  The Committee has final approval on the determination of compensation recommendations for named executive officers and other executive officers as required.  Management is responsible for developing and maintaining an effective compensation program throughout the Company.  The Committee’s charter lists the specific responsibilities of the Committee and can be found on the Company’s website at www.AdvanceAutoParts.com under the Investor Relations section.

The Committee has engaged Frederic W. Cook & Co., Inc. (“Cook”), an independent consulting firm, to provide advice and assistance to the Committee when making compensation decisions for our named executive officers, as well as for other senior executives.  Cook reports directly to the Committee, and all services provided by Cook are provided on behalf of the Committee.  Cook provides information regarding market compensation and practices, assists the Committee in the review and evaluation of such compensation and practices, and advises the Committee regarding compensation decisions, particularly with respect to the compensation of our chief executive officer.  Cook also provides information and advice on non-employee director compensation.  A principal of Cook attends meetings of the Committee, as requested, and communicates with the Chair of the Compensation Committee, as necessary or advisable, between meetings.  Cook does not provide any non-executive compensation services to the Company directly or indirectly through affiliates.  In 2009, Cook did not provide any services to the Company other than those requested by the Committee Chair and related to Cook’s engagement as independent consultant to the Committee.

Compensation Philosophy and Objectives

Our executive compensation philosophy is straightforward – we pay for performance.  Our executives are accountable for the performance of the business and are compensated based on that performance.  Our executive compensation programs are designed to attract, retain and motivate outstanding operational and financial performance.  This performance, in turn, builds value for our stockholders.  Our programs aim to ensure that:

•	compensation is linked to annual and long-term Company performance goals that are structured to align the interests of executive officers with those of our stockholders;
•	our executive officers are rewarded for achieving sustainable, profitable growth of the Company;
•	our executives are rewarded for engaging employees and ensuring customer satisfaction;
•	a significant portion of total compensation is stock-based, thereby further aligning the interests of executive officers and of our stockholders; and
•
compensation is competitively positioned with compensation levels comparable to our retail competitors so we can attract, retain and motivate the superior management talent essential to our long-term success.

Setting Executive Compensation

In determining appropriate compensation opportunities for our named executive officers, the Committee reviews competitive market data provided by Cook on compensation practices among a peer group of other specialty retailers.

The Committee considers information from the peer group regarding executive compensation levels and practices, and our relative performance against peer companies.  Peer group companies are selected based on their similarity to us with respect to several factors, including sales, store and employee count, market capitalization, customer profile, and business-to-business and direct-to-customer business models.  The companies comprising our peer group, as reviewed and confirmed by the Committee in the fall of 2009, include:

AutoZone	OfficeMax
Barnes & Noble	O’Reilly Automotive
Bed Bath & Beyond	The Pep Boys
Borders Group	PetSmart
Collective Brands	RadioShack
Dollar Tree	Sherwin-Williams
Foot Locker	Williams-Sonoma
Genuine Parts

In 2009, on behalf of the Committee, Cook conducted an annual competitive review of the compensation practices among the peer companies, including named executive officer pay levels and compensation mix.  Cook also reviewed the aggregate long-term incentive grant practices of our peer companies, including potential share dilution from equity compensation grants, annual share usage, and annual fair value transfer costs.

The Committee utilized the 2009 National Retail Industry database provided by Hay Group, an independent consulting firm retained by management, as another reference point for executive compensation decisions in 2009.  Hay Group collected data from a broad group of over 90 retail companies with which we compete for key management and executive talent.  After adjusting the data using standard statistical methods based on revenue to make the information more comparable for a company our size, Hay Group provided the retail compensation data to the Committee and Cook in a summary form.  The Hay Group retail compensation data provides a frame of reference for the Committee to consider as it makes decisions each year about base salary, annual incentives and long-term incentives for our named executive officers and other employees.

Due to the number of companies comprising the retail compensation data provided by Hay Group, the manner in which this data has been adjusted, and the additional factors taken into consideration in determining the compensation for each executive, we believe that describing components of the retail compensation database in summary form better serves our investors’ understanding of our compensation policies than listing the more than 90 companies in the database.

Competitive Positioning of Executive Compensation Levels

For 2009, the Committee established base salary, annual incentive opportunities, and long-term incentive target grants for our named executive officers primarily with reference to the peer group data provided by Cook.  The Hay Group retail compensation data was used as a secondary reference point.  Generally, the target annual cash compensation (base salary plus target annual incentive compensation) for our named executive officers is approximately at the median level of the peer group.  Executives have the potential to earn significantly higher actual annual cash compensation when our performance significantly exceeds performance goals, or significantly lower actual annual cash compensation if our performance falls short of performance goals.  Long-term incentive target levels for our named executive officers are set at the median of the peer group, with the potential for executive officers to earn higher values at roughly the 75th percentile when performance goals are exceeded over a defined performance period.  Long-term incentive award values will be lower than the median if Company performance goals are not achieved.

Executive Compensation Components

The principal components of compensation for our executive officers are:

•	base salary, which is intended to compensate executives for their primary responsibilities and individual contributions;
•	performance-based cash incentives, which are intended to link annual incentive compensation with annual performance achievements and operating results;
•	long-term equity incentives, which are intended to link long-term incentive compensation with the Company’s long-term value creation; and
•	retirement savings and other compensation.

Although there is no pre-established policy or target for the allocation between specific compensation components, the majority of an executive officer’s annual total target compensation is determined by Company performance as compared to performance goals established for our annual and long-term incentive plans. We believe this approach reflects our objective of aligning the interests of our executives and stockholders without encouraging excessive or unnecessary risk-taking.

The table below illustrates how total compensation for our named executive officers for fiscal year 2009 was allocated between performance-based and fixed components, how performance-based compensation is allocated between annual and long-term incentive components, and how total compensation is allocated between cash and equity components.  These percentages are based on annualized target total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the “Summary Compensation Table” and supplemental tables provided later in this Proxy Statement.

2009 Total Compensation Mix Table (a)

	Percentage of Total Compensation that is:		Percentage of Performance- Based Total that is:		Percentage of Total Compensation that is:
Name	Performance- Based	Fixed	Annual	Long-Term	Cash	Equity
Mr. Jackson	84%	16%	38%	62%	48%	52%
Mr. Norona	69%	31%	36%	64%	55%	45%
Mr. Wade	70%	30%	38%	62%	57%	43%
Ms. Kozikowski	67%	33%	38%	62%	58%	42%
Mr. Freeland	71%	29%	38%	62%	56%	44%

(a)
Only amounts for base salary, annual bonus and long-term compensation (SARs and restricted stock) were included in calculating the percentages in this table.  Other forms of compensation that are shown in the “Summary Compensation Table” are not included.

Base Salary

The Committee reviews executives’ base salary levels compared to the base salaries of executives of companies in our peer group as presented in their latest available proxy statements.  The Committee also reviews the chief executive officer’s assessment of each executive’s individual performance and responsibilities to determine appropriate compensation for each executive.  The Committee has determined that, in order to enable the Company to attract and retain the executive talent important to our long-term growth, the compensation strategy generally aims to position base salaries slightly below or at the median of the peer group data as described in the “Competitive Positioning of Executive Compensation Levels” section above.

All executives have individual goals established near the beginning of the fiscal year.  The executive’s annual goals include specific goals related to the Company’s business strategy of focusing on improving financial and operational results.  Individual goals for 2009 included sales growth, profit growth, customer satisfaction, market share, and Team Member engagement.  These measures, as well as professional development goals, are intended to drive our business growth during the fiscal year while increasing the long-term viability of the business. The executive’s individual goals and measurement of success vary with the individual executive’s area of responsibility.  In addition to “what” the executive achieves with respect to his or her annual goals, all executives are also evaluated on “how” he or she demonstrates our values of inspiring, serving and growing our Team Members and customers.  For example, an executive may have a goal to improve customer satisfaction ratings by a certain percentage during the fiscal year as measured by a third party.  The Committee considers the chief executive officer’s most recent evaluation of an executive’s performance with respect to the executive’s individual goals, along with the executive’s scope of responsibilities and the Company’s performance.  The Committee further reviews the competitive compensation data and exercises its judgment regarding base salary decisions for each executive.  Thus, if the Company has performed well as measured against its strategic goals, but an individual executive has fallen short of achieving his or her individual performance goals, the Committee may exercise its judgment in maintaining the executive’s base salary at a constant level from one year to the next or may approve a smaller salary increase than would have been the case if the executive had achieved his or her individual performance goals.  Conversely, if the executive’s individual performance has been outstanding, he or she may receive a salary increase even when the Company’s performance may have fallen short.

At the beginning of 2009, base salaries for our chief executive officer, president, and chief operating officer were reduced from prior year levels to shift more compensation to be performance-based.  The incremental base salary reductions were converted into a higher level of annual incentive compensation opportunity, which linked a greater portion of the executives’ compensation more directly to growing annual sales and operating income. The base salary for our chief financial officer was increased at the beginning of 2009 due to his performance and his salary position relative to the median of the peer group compensation data.

Annual Incentive Plan

Our compensation philosophy connects our executives’ potential annual earnings to performance-based incentives.  Our annual incentive plan provides for the payment of cash bonuses based upon Company performance in relation to predetermined financial targets established during the first quarter of the fiscal year.  For 2009, we established incentive targets so that total annual cash compensation at the target level would approximate the peer group median, with the opportunity for above median total annual cash compensation for correspondingly higher performance.  The overall incentive potential varies depending upon the executive’s position.  For 2009, our chief executive officer had an incentive target of 200 percent of base salary and other named executive officers had incentive targets of 75, 80, or 90 percent of base salary.  The range of potential annual incentive payouts for 2009 ranged from zero to 200 percent of each executive officer’s incentive target, where executives could earn above-target payouts when performance significantly exceeded our fiscal year financial plan.  All annual incentive plan opportunities for our named executive officers are issued under our 2007 Executive Incentive Plan.

We have chosen to base our annual incentive plan for executives and all other eligible employees on growth over prior year results.  Annual incentive compensation opportunities for the named executive officers in 2009 aligned more of their compensation with the Company’s financial performance.  The annual incentive plan approved by the Committee for 2009 was based on growth in our comparable store sales and growth in our operating income measured against the comparable 52-week period for the 2008 fiscal year.  These financial performance measures are weighted to reflect the significance of the key performance indicators in driving stockholder value.  Comparable store sales growth comprised 40 percent and operating income growth comprised 60 percent of the executives’ annual incentive compensation opportunities.  The level of the Company’s comparable store sales and comparable operating income for

2008 served as a minimum threshold for the 2009 annual cash incentive payments.  The Company had to exceed this threshold and achieve positive growth in comparable store sales and total operating income over the prior year in order for named executive officers to receive any 2009 annual cash incentive payments.

Financial targets for sales and operating income for the Company were approved by the Committee in February 2009 as part of the annual financial and operating planning process established by the Board of Directors. These targets were determined by reviewing the Company’s historical performance and attempting to develop challenging, but attainable, performance targets in light of market and competitive conditions.

The Committee approved our executives’ 2009 annual incentive plan design and financial measures during the first quarter of the 2009 fiscal year.  At that time, the Company had experienced three consecutive years of sales growth for comparable stores in fiscal 2008, 2007 and 2006.  Comparable store sales growth for those years was 1.5 percent, 0.7 percent, and 1.6 percent, respectively.  Implementation of our four key business transformation strategies established by management and the Board of Directors in 2008 and expected momentum in 2009 led us to set a goal of 2.4 percent comparable store sales growth for fiscal 2009.  Strong sales growth early in 2009 led management to propose, and the Committee to approve, a modification of the annual incentive plan in May 2009 for the remaining three fiscal quarters of 2009.  The modification required the Company to achieve an increase in market share in the automotive aftermarket industry as measured by an independent party in order for executives to qualify for any annual incentive plan payments above 100 percent of the target level.

The Committee also approved a target operating income growth of 5 percent for 2009 taking into consideration the Company’s operating income growth in prior years of less than 5 percent.  The 2009 operating income financial target included consideration of the short-term negative impact of our investment of approximately $100 million in building our commercial business during the year.  At the beginning of 2009, the Committee determined that operating income, for purposes of the 2009 annual incentive program, would be adjusted for certain material non-comparable items not included in the 2009 financial plan as more fully discussed below.

2009 Annual Incentive Plan Performance Results

The following table shows the annual incentive plan measures and performance as a percentage of target performance for 2009 (dollars in thousands).  The 2009 actual performance results reported in the table reflect the amount and percentage rate of change in comparable store sales and operating income adjusted to exclude the impact of the 53rd week of our 2008 fiscal year.

		Threshold Performance to Receive 1% Payout			Target Performance to Receive 100% Payout			Maximum Performance to Receive 200% Payout			2009 Actual Performance
Growth Measure (a)	Weight	% of Target	Results vs. 2008	2009 $	% of Target	Results vs. 2008	2009 $	% of Target	Results vs. 2008	2009 $	2009 $	Results vs. 2008	Results vs. Target	Performance Percent
Comparable Store Sales	40%	98%	0.1%	$ 4,943	100%	2.4%	$ 5,057	102%	4.6%	$ 5,165	$ 5,199	5.3%	103%	200%
Operating Income Growth	60%	95%	0.1%	$ 437	100%	5.0%	$ 459	105%	10.0%	$ 480	$ 480	10.0%	105%	200%

(a)	2009 sales and operating growth targets and results measures, respectively, are based on comparisons with 2008 results.

The results reported in the table for 2009 exclude a non-comparable item consisting of $26.1 million recorded in fiscal 2009 for store divestiture costs above the original 2009 plan targets.  Due in part to a surge in do-it-yourself, or DIY, sales corresponding with a sharp drop in new car sales during the challenging economic environment of early 2009, our comparable store sales grew by 5.3 percent in 2009, and our operating income grew by 10 percent on a comparable basis.  In addition, our revenue growth outpaced the remainder of the automotive aftermarket by nearly four percentage points in 2009.   Together, these key financial achievements translated into an increase of approximately 14 percent in earnings per share for 2009 on a comparable operating basis and an improvement in free cash flow of $130 million as compared to 2008.  Based on the calculations of performance against the goals that were approved by the Committee at the beginning of 2009, our actual performance exceeded the maximum performance goals and would have resulted in  bonus payouts of 200 percent of target level for our named executive officers.  The Compensation Committee and management chose to consider the appropriate level of annual incentive payments relative to the actual results delivered to shareholders.

As previously discussed, the financial goals established as part of the 2009 annual financial planning process were intended to be challenging for our Company and our employees.  Looking back on the year, the Committee believed management had performed exceptionally well, but the performance results calculated under the annual incentive program would have resulted in somewhat disproportionate payments relative to results.  This outcome was due in large part to the exclusion of the impact of the accelerated store closures from the calculation of operating income for fiscal year 2009.  These store closures are expected to improve future operating income growth and related incentives.  Management recommended to the Committee that the annual incentive plan payments be reduced to include the cost of the unplanned store closures.  The Committee decided to exercise its discretion to adjust the earned incentive awards downward from the maximum 200 percent of target accordingly.  In determining actual bonuses, the Committee also took into account each executive officer’s individual performance and contribution to the overall success of the organization.  The annual incentive plan payout to our named executive officers for fiscal year 2009 ranged from 128 percent to 141 percent of their individual targets.

For additional information about the Company’s annual incentive plan, please refer to the “2009 Grants of Plan-Based Awards Table,” which shows the threshold, target and maximum incentive amounts payable under the plan for 2009, and the “Summary Compensation Table,” which shows the actual non-equity incentive plan compensation paid to executives for our 2009 fiscal year performance.

Long-Term Incentive Compensation

Our executives receive long-term incentive compensation to link their compensation to the Company’s long-term financial success.  Long-term incentive compensation grants were made in December 2009 to executive officers and other employees eligible for long-term incentives.  In 2009, 75 percent of each named executive officer’s target grant value was awarded in the form of stock-settled stock appreciation rights (SARs) and 25 percent was granted in the form of restricted stock under the 2004 LTIP, which was approved by stockholders in May 2004 and amended in 2007.

In 2009, 75 percent of the target award amount of SARs and restricted stock vests in three approximately equal annual installments on the first three anniversaries of the grant, subject to the named executive officer’s continued employment.  The remaining 25 percent of the target award will be earned based on our Economic Profit Added (“EPA”) performance during the 2010 through 2012 fiscal years relative to a defined peer group.  We introduced performance-based vesting into our long-term incentive program in 2008.  EPA was adopted as the performance measure because we believe it is the measure most strongly aligned with the creation of long-term stockholder value.  For purposes of this program, EPA is defined as operating profit after taxes, reduced by cost of capital during the three-year performance period.  The performance-based portion of each award may be exercised or issued as of March 1, 2013, following certification by the Committee of the EPA growth rates of the Company and peer group companies during the performance period.

Grants of performance-based SARs and restricted stock made in November 2008 will be earned based on our absolute EPA performance during fiscal 2009 through 2011.  For grants made in 2009, management recommended and the Committee approved a slight change to the way EPA performance is measured.  Instead of focusing on absolute EPA performance, we will focus on our EPA growth rate as compared to the EPA growth rate of our peer group.  We believe this shift from internal EPA performance goals to a measure of EPA performance relative to our peer group aligns with our goal of growing stockholder value.  However, a minimum absolute level of EPA performance for fiscal 2010 through fiscal 2012 must be achieved for any performance-based award to be earned.   The peer group for purposes of measuring our relative EPA performance is the same as the peer group defined in the “Setting Executive Compensation” section of this Proxy Statement.

The Company’s EPA during fiscal years 2010 through 2012 must exceed 38 percent of the peer group companies and a minimum EPA amount of $542 million before the executive officers may become eligible to receive any performance-based shares.  In order for the executive officers to earn the full performance-based portion of the award at target level (which is 25 percent of the target amount and, when added to the time-based shares, a total of 100 percent of target), the Company’s EPA growth rate must equal the peer group median.  Executive officers may receive additional SARs and shares of restricted stock up to a maximum of an additional 50 percent of the target level award if the Company’s EPA growth rate meets or exceeds 88 percent of the peer group companies.

2010-2012 Performance Vesting Table

The table below provides a summary of the performance vesting criteria of the December 2009 long-term incentive grant.

LTI Shares Vested as Percent of Target (a)	Company EPA Growth Rate Compared To Peer Companies (b)
150%	88th Percentile or more
100%	50th Percentile
75% (c)	38th Percentile

(a)	Represents the percent of SARs and shares of restricted stock issued compared to the executive’s target grant, for example 10,000 SARs at target would increase to 15,000 SARs at maximum vesting.
(b)	Peer group companies as defined in the “Setting Executive Compensation” section of this Proxy Statement.
(c)	A minimum EPA amount of $542 million must be generated during the performance period for any additional LTI shares to vest.

The Committee established long-term incentive guidelines for each executive level considering competitive long-term incentive grant values provided to similarly-situated executives in our peer group. The Committee also considers the individual executives’ potential impact on our future performance and most recent performance evaluation when awarding individual grants.  The “Base Salary” section of this Proxy Statement provides more information regarding whether each individual executive’s award should be adjusted as compared to the guideline level previously established for the executive.

All equity awards are approved by the Committee.  The Committee approved the guidelines for the December 2009 annual long-term incentive awards and a grant date of December 1, 2009 in the Committee’s meeting in November 2009.  The approved grant values were converted into a number of SARs and shares of restricted stock based on the price of the Company’s common stock on the date of grant.  Newly hired or promoted executives are generally eligible to receive prorated long-term incentive grants shortly after their hire or promotion date based on the long-term grant guidelines approved by the Committee for the fiscal year.  Pro-ration is based on the time from promotion or hire through the end of the fiscal year.  For newly hired executive officers, the Committee approves compensation arrangements containing equity awards as deemed appropriate.  Grants for newly hired or promoted employees are generally granted on the third day our stock is traded on the New York Stock Exchange following our earnings release for the quarter in which they were hired or promoted.  The “2009 Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2009 Fiscal Year-End” tables contain additional information about executives’ 2009 long-term incentive awards.

 The SARs have a term of seven years.  Upon exercise of the SARs, the amount of appreciation, representing the difference between the grant price and the price of our stock at the time of exercise, will be settled through issuance of Company stock, with any fractional shares to be paid in cash.  Dividend and voting rights were granted in conjunction with the time-based portion of the restricted stock awards.   Dividend and voting rights are not applicable to the performance-based restricted stock.

Retirement Savings Programs

Executives are eligible to participate in our 401(k) plan, along with other eligible employees of the Company, once they meet eligibility requirements. The Company provides the same match offered to all employees of the Company.  The Company matches 75 percent of each dollar up to five percent of executives’ contributions or the maximum contributions permitted by Internal Revenue Service plan testing limitations, whichever is lower.  Generally, executives’ ability to accumulate retirement savings through our 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees.  Consequently, we have established a non-qualified deferred compensation plan for named executive officers and certain other eligible executives.  Pursuant to the plan, eligible employees were able to defer up to 50 percent of their annual salary and up to 50 percent of their bonus earnings in 2009.  Earnings on deferrals, if any, depend on the market-based investment funds selected by the executives.  The Company does not match executives’ deferrals into the non-qualified deferred compensation plan.  All compensation deferred under this plan is distributed in cash to the executive on a future date elected by the participating executive or upon termination of employment, whichever occurs first.  Distribution of deferred compensation payments must occur at least six months following termination of employment.

Executive officers and senior vice presidents may also voluntarily defer up to 50 percent of their base salary into our Deferred Stock Unit Plan.  Deferred earnings are converted into equivalent stock units of Company stock at 100 percent of the market price based on the closing price of our stock on the deferral date.  Prior to the beginning of the year in which the deferrals begin, eligible executives must make irrevocable participation elections and designate future distribution dates for both the deferred compensation and deferred stock unit plans.  All deferred stock units, or DSUs, are settled in Company stock.

Detailed information about deferrals made by named executive officers’ is presented in the “2009 Non-Qualified Deferred Compensation Table” contained in this Proxy Statement.

Other Compensation

Taxable perquisite allowances are provided to named executive officers and certain other executives under our Executive Choice Plan.  The Committee believes the allowances are reasonable and consistent with the objectives of the overall compensation program and better enable the Company to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of allowances for named executive officers.  Executives may apply their allowances toward personal legal and financial planning expenses, health club memberships, supplemental disability and life insurance policies, or automobile expenses. Offering these allowances enables the Company to maintain a competitive total compensation package for our executives.  Allowance amounts for named executive officers are included in the “Summary Compensation Table” contained in this Proxy Statement.  The allowance amounts for named executive officers in 2009 were reduced by approximately 10 percent from 2008 levels. Our named executive officers are also eligible for personal use of the Company airplane, subject to certain limitations set forth in the airplane use policy approved by the Committee.  Executives do not receive tax gross-ups with respect to their perquisite allowances or personal use of the Company airplane.

Employment Agreements

The Company competes for executive talent, and we believe that providing severance protection plays an important role in attracting and retaining key executives.  Accordingly, the Company has entered into employment agreements with all named executive officers and other selected senior executives.  Effective June 4, 2009, employment agreements with Messrs. Norona, Wade, and Freeland were automatically renewed for an additional one-year term according to the terms of the agreements.  The agreements automatically renew unless either party provides notice of non-renewal at least 90 days prior to the end of the then effective term.  The Company entered into an employment agreement with Mr. Jackson on January 7, 2008, when he became the Company’s President and Chief Executive Officer, which was amended on June 4, 2008.  Mr. Jackson’s employment agreement provides for an initial three-year term, after which the agreement will be automatically renewed for successive one-year terms unless terminated by either party.  Ms. Kozikowski joined the Company in June 2009 and entered into an employment agreement as of January 1, 2010, consistent with the terms of her offer of employment.

The respective agreements specify annual base salary and annual performance-based cash target bonus amounts for each executive, calculated as a specified percentage of the executive’s base salary.  The performance measures are determined by the Committee annually and are consistent with the measures applied to other senior executives.   The executives are eligible to participate in all of the Company’s applicable benefit plans and programs pursuant to the terms of such programs.

If the executive’s employment is terminated in the event of the executive’s death, the Company has agreed to pay to the executive’s designated beneficiary or estate an amount equal to one year of base salary at the rate then in effect, plus an amount equal to the executive’s target annual bonus for the year.  In the event of termination of employment due to disability as defined in the agreement, the executive will receive a lump sum payment amount equal to 30 percent of base salary at the rate then in effect, plus an amount equal to the executive’s target annual bonus in addition to the benefits payable under our qualified group disability plan.  Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.

In addition, under the terms of the long-term incentive awards, if the executive’s employment is terminated on account of death or disability, all time-vesting restricted stock, SARs and stock options granted to the executive pursuant to the Company’s 2004 LTIP or any successor plan will vest and become exercisable if not then vested or exercisable.  If the executive’s employment is terminated on account of death, disability or retirement prior to the vesting date of the executive’s performance-based SARs or restricted shares, the performance-based SARs and restricted shares will become eligible for exercise or issuance on the normal vesting date for performance-based awards on a pro rata basis for the time that the executive was employed during the performance period.  The pro rata amount of performance SARs or restricted shares that will become eligible for exercise or issuance will be no fewer than the total number of shares at target level less the previously vested portion of the time-vested SARs and restricted shares.

If the Company terminates the executive’s employment without “Cause” or if the executive terminates his or her employment for “Good Reason,” as defined in the agreements, other than following a Change in Control, as defined in the 2004 LTIP, the executive will be entitled to a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect and the prorated value of the annual Executive Choice Plan.  In addition, Ms. Kozikowski’s agreement provides, and the other executives’ agreements were amended effective January 1, 2010 to provide, that executives will be entitled to receive an amount equal to an average of the past three years’ annual bonus payments rather than their annual bonus payment at the target level.  If the executive has been employed by the Company for fewer than three fiscal years prior to the date of termination of employment, the executive is entitled to receive an amount equal to the average of the executive’s annual bonuses received prior to termination of employment.  The Company will also provide the executive certain outplacement services for a period of up to one year.  Any performance-based grants of SARs and restricted stock will vest immediately as of the date of the executive’s termination of employment at the target level and in the same ratio as the executive’s time-vested SARs and restricted shares.  Executives are also granted a right to continue their medical benefits for one year post-termination at the same cost as active employees.

If within twelve months after a Change in Control the Company terminates the executive officer’s employment other than for Cause, death or disability, or the executive terminates the executive officer’s employment for Good Reason, the executive will be entitled to receive a lump sum severance payment in an amount equal to two times base salary at the rate then in effect, plus two times the annual target bonus for such year and the prorated value of the annual Executive Choice Plan.  In addition, the Company will provide the executive certain outplacement services for a period of up to one year.  In the event of a Change in Control, all time-vesting restricted stock, SARs and stock options granted to the executive pursuant to the Company’s 2004 LTIP or any successor plan will vest and become exercisable if not then vested or exercisable.  Performance-based SARs and restricted stock will vest immediately on a pro rata basis based on the actual performance of the Company over the completed portion of the performance period prior to the Change in Control event.  However, the pro rata amount of performance SARs and restricted stock that will vest will be no fewer than the total shares at target level less the previously vested portion of the time-vested share awards. Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.

In the event of a Change in Control, Messrs. Jackson, Wade, Freeland, and Norona will be entitled to a tax gross-up payment intended to make them whole for excise taxes that may be imposed on the Change in Control payments.  The Company discontinued the tax gross-up payment provision for future executives effective in May 2009.  Consequently, Ms. Kozikowski’s agreement does not include this tax gross-up provision.  Instead, her agreement provides that if payments upon termination of employment related to a Change in Control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to her (after taking into consideration the payment of all income and excise taxes that would be owed as a result of the Change in Control payments), we will reduce the Change in Control payments by the amount necessary to maximize the benefits received by her, determined on an after-tax basis.

The executives are subject to standard confidentiality and non-disparagement agreements during and following their employment.  Each executive has also agreed not to compete with the Company, not to recruit or employ our employees in other businesses, and not to solicit our customers or suppliers for competitors during the term of the executive’s employment and for one year following termination of employment.  Mr. Jackson has agreed that he will not compete with the Company for two years following his termination of employment.  In order to receive any payments or benefits under the employment agreement, the executive or his legal representative must execute a release that is satisfactory to the Company.

Information regarding applicable potential payments under such agreements for the named executive officers is provided under the heading “Potential Payments Made Upon Termination or Change in Control Table” contained in this Proxy Statement.

Alignment with Stockholder Interests

We reviewed all of our compensation programs and found that none would be reasonably likely to have a materially adverse effect on the Company.  We believe our balanced executive compensation program, coupled with our stock ownership guidelines, aligns the interests of our executives with stockholders by encouraging long-term superior performance, without encouraging excessive or unnecessary risk-taking.  Our long-standing compensation philosophy is a key component of our history of consistent growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the longer term.  As shown in the “Total Compensation Mix” table, the compensation of our executives is primarily based on performance over a long-term period.  The performance-based vesting of our SARs and restricted stock drives long-term decision making and eliminates adverse risk-taking that may occur due to year-over-year performance measurements, and rewards growth over the long term.  Annual incentives are reviewed each year and payments are limited and subject to Committee discretion.

Ownership Guidelines

In 2006, the Company established stock ownership guidelines that prescribe required levels of stock ownership and the timeline for achieving the required levels of stock ownership by named executive officers and members of our Board.  These guidelines are designed to further strengthen and align Company leadership with stockholders’ interests and to enhance stockholder value over the long term.  During 2009, the Committee changed the required stock ownership guidelines for directors to require ownership of a specified number of shares of stock rather than basing ownership on stock value.  Stock ownership guidelines were also increased for the chief executive officer and executive vice presidents, and new ownership guidelines were introduced for all senior vice presidents.  Details of these guidelines are included in the “Security Ownership” section of this Proxy Statement and are posted on the Company’s web site.  As of the end of our fiscal year, Messrs. Jackson, Norona, and Wade have achieved their required ownership levels.  All other executives are currently progressing toward meeting the required ownership guidelines.

Tax Deductibility of Pay

We consider the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year paid to the Company’s named executive officers.  Compensation paid in accordance with a shareholder approved performance-based incentive plan is exempt from 162(m) and is tax-deductible for the Company.  Our 2007 Executive Incentive Plan was established and approved by shareholders in 2007.  All 2009 annual incentives paid to our named executive officers and all performance-based long-term incentives awarded in 2009, were subject to performance measures established and certified by the Committee consistent with the provisions of the Executive Incentive Plan.  The shareholder-approved 2004 LTIP enables us to exclude from the $1 million limit any performance-based compensation resulting from long-term incentives or other qualifying awards granted under the plan to our named executive officers.  SARs and the performance-based portion of our restricted shares meet the tax-deductibility requirements of 162(m) of the Internal Revenue Code.  We intend to structure compensation programs to meet the requirements of Section 162(m), other than time-vested restricted stock or restricted stock units, which are not considered performance-based under 162(m) of the Internal Revenue Code.  Accordingly, awards of time-vested restricted stock as restricted stock units are generally not deductible by the Company.  However, the Committee retains the authority to award compensation which may not be fully deductible by the Company.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides the compensation earned in 2009, 2008 and 2007 by our chief executive officer and our principal financial officer and the other three most highly compensated executive officers as of the end of each of the last three completed fiscal years.

						Non-Equity	All Other
					Option or	Incentive Plan	Compensation
			Bonus	Stock Awards	SAR Awards	Compensation	(f) (g) (h)
Name and		Salary	(a)	(b) (d)	(c) (d)	(e)	(i) (j)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Darren R. Jackson	2009	$ 700,000	$ -	$ 281,287	$ 843,769	$ 1,792,000	$ 74,014	$ 3,691,070
Chief Executive Officer	2008	800,000	690,625	4,532,059	3,543,762	1,269,259	50,890	10,886,595
	2007	-	-	-	-	-	-	-

Michael A. Norona	2009	450,008	-	117,183	351,596	460,800	23,638	1,403,225
EVP, Chief Financial Officer	2008	375,501	163,350	1,992,363	1,370,281	237,178	10,562	4,149,235
	2007	-	-	-	-	-	-	-

Jimmie L. Wade (k)	2009	450,008	-	150,012	450,002	570,240	21,282	1,641,544
President	2008	509,627	-	345,358	1,036,674	352,308	18,076	2,262,043
	2007	496,449	-	458,209	749,999	21,699	20,005	1,746,361

Tamara A. Kozikowski	2009	230,772	-	286,018	857,849	220,915	6,214	1,601,768
Chief Development Officer	2008	-	-	-	-	-	-	-
	2007	-	-	-	-	-	-	-

Kevin P. Freeland	2009	450,008	-	135,959	407,819	570,240	17,388	1,581,414
Chief Operating Officer	2008	448,087	-	376,557	1,130,564	284,885	10,783	2,250,876
	2007	-	-	-	-	-	-	-

(a)	Represents payments made to the named executive officer in 2008 according to terms of his employment offer as reimbursement of bonus forfeited when he left his prior employer.
(b)
Represents the grant date fair value of restricted stock granted for each year.  The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant. For additional information regarding the valuation assumptions of this award, refer to Note 19 of the Company’s consolidated financial statements in the 2009 Form 10-K filed with the SEC on March 2, 2010. See the “2009 Grants of Plan-Based Awards Table” and “Outstanding Equity Awards at 2009 Fiscal Year-End Table” in this Proxy Statement for information on stock awards granted in 2009 and prior years.  These amounts reflect the aggregate grant date value computed in accordance with Financial Accounting Standards Board’s Accounting Statement of Codification Topic 718 (ASC Topic 718), and do not correspond to the actual value that will be realized by the named executive officers.

(c)
Represents the grant date fair value of SARs granted for each year.  For additional information regarding the valuation assumptions of this award, refer to Note 19 of the Company’s consolidated financial statements in the 2009 Form 10-K filed with the SEC on March 2, 2010. See the “2009 Grants of Plan-Based Awards Table” and “Outstanding Equity Awards at 2009 Fiscal Year-End Table” in this Proxy Statement for information on SARs awards granted in 2009 and prior years.  These amounts reflect the aggregate grant date value computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be realized by the named executive officers.

(d)	The maximum value for awards, assuming the highest level of performance conditions is probable for performance awards granted, is provided for each executive in the table below.

Name	Year	Restricted Stock Maximum Value ($)	SARs Maximum Value ($)	Maximum Fair Value of Stock Awards and SARs ($)

Mr. Jackson	2009	$ 562,574	$ 1,687,538	$ 2,250,112
	2008	4,963,319	4,837,523	9,800,842

Mr. Norona	2009	234,366	703,192	937,558
	2008	2,114,239	1,735,911	3,850,150

Mr. Wade	2009	225,078	675,010	900,088
	2008	426,608	1,280,430	1,707,038

Ms. Kozikowski	2009	384,465	1,153,184	1,537,649
	2008	-	-	-

Mr. Freeland	2009	271,919	815,638	1,087,557
	2008	503,129	1,510,261	2,013,390

(e)
Amounts in this column were paid to the named executives in February of 2008 and 2009 and March 2010, respectively, for the preceding fiscal year’s performance according to the terms of the annual incentive plans in effect for each respective year.

(f)	Includes company matching contributions according to the terms of the Company’s 401(k) plan.
(g)
Includes life insurance premiums paid by the Company for coverage equal to one times the executive’s annual salary, which is the incremental cost required to cover a benefit stated in the terms of each executive’s employment contract.

(h)
Includes executive allowances for 2009 as follows: Mr. Jackson - $15,000 for personal automobile use and financial planning; Mr. Norona - $10,000 for personal development and automobile use; Mr. Wade - $10,000 for financial planning and personal automobile use; Ms. Kozikowski - $5,769 for personal health and financial planning; and Mr. Freeland - $10,000 for personal automobile use. Information about these taxable perquisites is discussed under the heading “Other Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(i)
This column also includes the value of any personal use of the Company aircraft calculated at the incremental cost to the Company related to personal use of the Company aircraft.  Individual expenses related to plane use and any related tax reimbursements provided in accordance with the Company’s plane use policy are reported for 2008 and 2007.   2009 reportable compensation was as follows: Mr. Jackson - $30,378 for plane use.   The incremental cost to the Company for personal use of Company aircraft is calculated based on the primary variable operating costs to the Company, including fuel, maintenance and other miscellaneous variable costs.  Following the 2008 fiscal year, the Company no longer provides tax reimbursement payments for personal use of the Company aircraft.

(j)	This column includes the value of any restricted stock dividends received by our executives.
(k)
Mr. Wade was retirement eligible at the time of the November 2008 and December 2009 grants. The terms of the awards provide retirement eligible employees to receive, at minimum, the target value of the performance award.  Accordingly, the aggregate grant date fair value for these target level awards was computed in accordance with ASC Topic 718.

2009 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of cash and stock-based awards made under our executive compensation and incentive plans during 2009.  The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if the Company’s performance meets the respective levels of the two applicable performance measures.  The performance measures are more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement.  The threshold, target and maximum incentive award amounts shown in the table represent the amounts to be paid if the Company’s performance had met the respective level of applicable performance measures as more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the “2009 Annual Incentive Plan Performance Results Table.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#) (c)	Underlying Options (#) (d)	Option Awards ($/sh) (e)	Option Awards ($)(h)

Mr. Jackson	12/1/2009	$ 350,000	$ 1,400,000	$ 2,800,000	-	21,955	65,868	-	65,868	$ 40.38	$ 843,769
	12/1/2009	-	-	-	-	2,321	6,966	6,966	-	-	281,287

Mr. Norona	12/1/2009	90,000	360,000	720,000	-	9,148	27,447	-	27,447	40.38	351,596
	12/1/2009	-	-	-	-	967	2,902	2,902	-	-	117,183

Mr. Wade (f)	12/1/2009	101,250	405,000	810,000	-	8,782	26,347	-	26,347	40.38	450,002
	12/1/2009	-	-	-	-	928	2,787	2,787	-	-	150,012

Ms. Kozikowski (g)	6/10/2009	-	-	-	-	6,452	19,357	-	19,357	43.50	562,514
	6/10/2009	-	-	-	-	718	2,156	2,156	-	-	187,572
	12/1/2009	75,000	300,000	600,000	-	7,684	23,055	-	23,055	40.38	295,335
	12/1/2009	-	-	-	-	812	2,438	2,438	-	-	98,446

Mr. Freeland	12/1/2009	101,250	405,000	810,000	-	10,612	31,836	-	31,836	40.38	407,819
	12/1/2009	-	-	-	-	1,122	3,367	3,367	-	-	135,959

(a)	The non-equity incentive plan information represents our 2009 annual incentive plan.
(b)
These columns include performance-vesting portions of the restricted stock and SAR grants to our executives.  For the December 2009 grants our executives received 75 percent of target award value granted in the form of SARs and the remaining 25 percent granted in the form of shares of restricted stock, which are shown in separate rows, respectively.  Vesting for 75 percent of the target award of SARs and restricted stock will occur in approximately equal annual installments on each December 1 over a consecutive three-year period, with the first installment vesting on December 1, 2010.  At target, the performance-based portion represents 25 percent of the total long-term incentive grant value.   These shares may be earned on March 1, 2013, following certification by the Committee of the performance vesting achievement level of the Company during the 2010 through 2012 fiscal years. At the threshold level of Company performance, executives receive no additional SARs or shares of restricted stock.  The Company’s EPA must exceed 38 percent of the peer group companies and exceed a minimum EPA amount of $542 million during the performance period to become eligible to receive additional performance-based shares.  In order for the executive officers to earn the full performance-based portion of the target amount (which is 25 percent of the target amount and, when added to the time-based shares, a total of 100 percent of target), the Company’s EPA must equal the peer group median.  Executive officers may receive additional SARs and shares of restricted stock up to a maximum of an additional 50 percent of the target level award, if the Company’s EPA meets or exceeds 88 percent of the peer group companies.

(c)
This column includes the number of shares of time-vesting restricted stock awarded to each executive for 2009 grants. These shares will vest in approximately equal annual installments on each anniversary grant date over a consecutive three-year period.

(d)
This column includes the number of time-vesting SARs awarded to each executive for the 2009 grants. These SARs will vest in approximately equal annual installments on each anniversary grant date over a consecutive three-year period.

(e)	Stock prices shown are the exercise price of any SARs grants based on the closing price of the Company’s common stock on the date of grant.
(f)
Mr. Wade was retirement eligible at the time of the December 1, 2009 grants. The terms of the award entitle retirement-eligible employees to receive, at minimum, the target value of the performance award.  The aggregate grant date fair value for the target level awards was computed in accordance with ASC Topic 718.

(g)
Ms. Kozikowski received two equity grants during 2009.  On June 10, 2009, Ms. Kozikowski received equity grants under the Company’s 2004 LTIP, pursuant to the terms of her offer of employment, which reflected a normal new hire grant for her position supplemented by additional award value to replace stock value she forfeited from her prior employment. Ms. Kozikowski received 75 percent of target award value granted in the form of SARs and the remaining 25 percent granted in the form of shares of restricted stock.  Vesting for 75 percent of the target award of SARs and restricted stock will occur in approximately equal annual installments on each anniversary grant date over a consecutive three-year period, with the first installment vesting on June 10, 2010. The remaining 25 percent of the awards consists of performance awards that require attainment of target performance goals and a minimum three-year vesting period. The target performance goals are consistent with those of the November 2008 annual grant. If the Company’s performance exceeds the performance target level, Ms. Kozikowski may receive additional SARs and restricted stock up to a maximum of an additional 50% of the target level award.  At the time of the grant it was determined that the maximum performance target level was probable. The aggregate grant date fair value for these awards was computed in accordance with ASC Topic 718. The performance awards may vest on June 10, 2012, following the certification of the performance target achievement level of the Company during the 2009 through 2011 fiscal years by the Committee on March 1, 2012.

(h)
The aggregate grant date fair value of the awards was computed in accordance ASC Topic 718.  The attainment of target level for performance awards was not deemed probable at the date of grant for the December 1, 2009 award.  Accordingly, the grant date fair value was calculated at threshold level, with the exception of Mr. Wade as previously discussed in footnote (f).

The time-vested portions of the restricted stock awards granted in 2009 include voting rights and rights to receive dividend payments in the same amount as paid to our stockholders. Performance-based restricted stock does not contain dividend or voting rights.  The Company paid quarterly cash dividends of $0.06 per share in 2009.  All SAR grants have a term of seven years and must be settled in shares of Company stock.

Outstanding Equity Awards at 2009 Fiscal Year-End Table

The following table provides information concerning stock-based awards granted to our named executive officers that were outstanding at the end of our last fiscal year.

		Option Awards (a)					Stock Awards (b)
									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

Mr. Jackson (c)	7/20/2004	7,500	-	-	$ 24.55	7/20/2011	-	$ -	-	$ -
	5/23/2005	6,250	-	-	39.65	5/23/2012	-	-	-	-
	5/22/2006	7,500	-	-	38.35	5/22/2013	-	-	-	-
	5/21/2007	5,000	2,500	-	41.64	5/21/2014	-	-	-	-
	1/7/2008	112,500	112,500	-	37.28	1/7/2015	-	-	-	-
	1/7/2008	-	-	-	-	-	110,000	4,452,800	-	-
	11/17/2008	56,595	113,190	169,785	25.81	11/17/2015	-	-	-	-
	11/17/2008	-	-	-	-	-	11,140	450,947	16,709	676,380
	12/1/2009	-	65,868	-	40.38	12/1/2016	-	-	-	-
	12/1/2009	-	-	-	-	-	6,966	281,984	-	-

Mr. Norona (d)	2/15/2008	25,000	25,000	-	33.66	2/15/2015	-	-	-	-
	2/15/2008	-	-	-	-	-	33,334	1,349,360	-	-
	2/19/2008	21,187	42,374	-	33.80	2/20/2015	-	-	-	-
	2/19/2008	-	-	-	-	-	3,698	149,695	-	-
	11/17/2008	15,994	31,989	47,983	25.81	11/17/2015	-	-	-	-
	11/17/2008	-	-	-	-	-	3,148	127,431	4,722	191,147
	12/1/2009	-	27,447	-	40.38	12/1/2016	-	-	-	-
	12/1/2009	-	-	-	-	-	2,902	117,473	-	-

Mr. Wade	2/23/2004	67,000	-	-	26.21	2/23/2011	-	-	-	-
	2/22/2005	135,000	-	-	33.37	2/22/2012	-	-	-	-
	2/21/2006	105,000	-	-	40.45	2/21/2013	-	-	-	-
	2/20/2007	44,014	22,007	-	38.03	2/20/2014	-	-	-	-
	2/20/2007	-	-	-	-	-	6,574	266,116	-	-
	5/21/2007	-	-	-	-	-	5,000	202,400	-	-
	2/19/2008	20,661	41,322	-	33.80	2/20/2015	-	-	-	-
	2/19/2008	-	-	-	-	-	3,607	146,011	-	-
	11/17/2008	15,994	31,989	47,983	25.81	11/17/2015	-	-	-	-
	11/17/2008	-	-	-	-	-	3,148	127,431	4,722	191,147
	12/1/2009	-	26,347	8,782	40.38	12/1/2016	-	-	-	-
	12/1/2009	-	-	-	-	-	2,787	112,818	928	37,565

Ms. Kozikowski (e)	6/10/2009	-	19,357	19,357	43.50	6/10/2016	-	-	-	-
	6/10/2009	-	-	-	-	-	2,156	87,275	2,156	87,275
	12/1/2009	-	23,055	-	40.38	12/1/2016	-	-	-	-
	12/1/2009	-	-	-	-	-	2,438	98,690	-	-

Mr. Freeland (f)	2/19/2008	28,248	56,500	-	33.80	2/20/2015	-	-	-	-
	2/19/2008	-	-	-	-	-	5,547	224,543	-	-
	11/17/2008	16,609	33,220	49,829	25.81	11/17/2015	-	-	-	-
	11/17/2008	-	-	-	-	-	3,270	132,370	4,904	198,514
	12/1/2009	-	31,836	-	40.38	12/1/2016	-	-	-	-
	12/1/2009	-	-	-	-	-	3,367	136,296	-	-

(a)
Includes grants of stock options and SARs.  With the exception of the special grants to Messrs. Jackson, Norona and Freeland, as described in notes “(c)”, “(d)” and “(f)” below, all stock options and time-vested SARs vest in three approximately equal annual installments commencing on the first anniversary date of the grant.  The amounts shown for SARs granted in November 2008 and June 2009 represent the time-vested portion of the grants and the performance-based portion of the grants at maximum target level.  The amounts shown for December 2009 represent the time-vested portion of the grants and the performance-based portion of the grants at target level, respectively.  The performance-based awards shown in this table as Equity Incentive Plan Awards granted in 2008 and 2009, except for the June 2009 grant to Ms. Kozikowski, may be eligible for exercise on March 1, 2012, and March 1, 2013, respectively, following certification by the Committee of the performance vesting achievement level.  The June 2009 grant to Ms. Kozikowski may be eligible for exercise in June 2012 upon completion of vesting.

(b)
All stock awards listed in the table are awards of restricted stock.  All restricted stock awards made prior to January 2008 vest on the third anniversary of the grant date.  With the exception of the special grants to Mr. Jackson in January 2008 and to Messrs. Norona and Freeland in February 2008, as described in notes (c), (d) and (f) below, all subsequent awards of time-vested restricted stock vest in approximately equal one-third annual increments commencing on the first anniversary of the date of grant.  The market value of the stock awards is reflective of the closing price of the Company’s stock as of December 31, 2009, ($40.48), the last day that the Company’s common stock was traded during fiscal year 2009.  The amounts shown for restricted stock awarded in November 2008 and June 2009 represent the time-vested portion of the grants and the performance-based portion of the grants at maximum target level.  The amounts shown for December 2009 represent the time-vested portion of the award only, with the exception of Mr. Wade.  Since the vesting of the performance-based portion of this award was not deemed probable at the grant date, no value has been recorded for this award.  Mr. Wade was retirement eligible at the time of the December 2009 grant. The terms of the award entitle retirement-eligible employees to receive, at minimum, the target value of the performance award.   Accordingly, the target level performance award for the December 2009 grant is reflected and valued in the table.  The performance-based awards shown in this table as Equity Incentive Plan Awards granted in 2008 and 2009, except for the June 2009 grant to Ms. Kozikowski, may be eligible for exercise on March 1, 2012, and March 1, 2013, respectively, following certification by the Committee of the performance achievement level.  The June 2009 grant may be eligible for exercise on June 10, 2012 upon completion of vesting.

(c)
For Mr. Jackson, all outstanding option awards granted prior to January 2008 were granted as part of his compensation as an independent director.  Effective upon Mr. Jackson’s employment as our chief executive officer on January 7, 2008, Mr. Jackson received equity grants valued in the amount of $6,351,000 under the Company’s 2004 LTIP to replace stock value he forfeited when he left his former employment.  This replacement equity consisted of 110,000 shares of restricted stock which will vest on the third anniversary of the effective date of the grant and 225,000 SARs.  One-fourth of the SARs vested immediately and could be exercised after January 8, 2009, and the remaining three-fourths of the SARs vest annually in equal installments on the first, second and third anniversaries of the grant date.  These equity awards were designed to directly link his interests with those of our stockholders.

(d)
On February 15, 2008, Mr. Norona received special equity grants pursuant to his employment agreement that were intended to replace stock value he forfeited when he left his former employment.  The equity grants were made under the Company’s 2004 LTIP.  The special grant consisted of 50,000 shares of restricted stock that vest equally in one-third increments on the first, second and third anniversaries of the grant date and a special grant of 50,000 SARs.  One-fourth of the SARs were vested immediately with a one-year holding period before they may be exercised, and the remaining three-fourths of the SARs vest in equal annual installments on the first, second and third anniversaries of the grant date.  Effective February 19, 2008, Mr. Norona received equity grants under the Company’s 2004 LTIP valued at $750,000 on date of grant consisting of 25 percent of the value issued in the form of 5,547 shares of restricted stock that vest annually in three equal installments commencing on the first anniversary of the grant date and 75 percent of the value issued in the form of 63,561 SARs that vest annually in three equal increments on the first, second and third anniversaries of the grant date.

(e)
On June 10, 2009 pursuant to the terms of Ms. Kozikowski’s offer of employment, Ms. Kozikowski received an equity grant under the Company’s 2004 LTIP consisting of 75 percent SARs and 25 percent restricted stock.  This grant was valued at $750,000 which represents the maximum level of vesting in accordance with the accounting provisions of ASC Topic 718 since the Company had determined the maximum target goal was highly probable as of the grant date.  The special grant consisted of 2,156 shares of restricted stock that will vest annually in three equal increments on the first, second and third anniversaries of the grant date.  In addition, the restricted stock grant included 2,156 of performance-based restricted stock units that will vest on the third anniversary of the effective date of the grant.  The equity grant includes 19,357 time-vested SARs.  The SARs vest annually in three equal increments on the first, second and third anniversaries of the grant date.  In addition, the SARs grant included 19,357 performance-based SARs units that may vest on the third anniversary of the grant date.

(f)
On February 19, 2008, Mr. Freeland received two equity grants under the Company’s 2004 LTIP.  The first grant valued at $250,000 was awarded to Mr. Freeland pursuant to the terms of his offer of employment.  The special grant consisted of 1,849 shares of restricted stock which will vest on the third anniversary of the effective date of the grant and 21,188 SARs. The SARs vest annually in three equal increments on the first, second and third anniversaries of the grant date. Mr. Freeland’s second grant was awarded pursuant to the Company’s annual grant policy. The SARs and restricted stock vest annually in three equal increments on the first, second and third anniversaries of the grant date.

2009 Option Exercises and Stock Vested Table

The following table sets forth information with respect to our named executive officers who exercised stock options and vested in stock awards during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Jackson	-	$ -	5,569	$221,980
Mr. Norona	-	-	20,089	678,131
Mr. Wade	88,000	1,634,734	3,377	129,451
Ms. Kozikowski	-	-	-	-
Mr. Freeland	-	-	3,483	133,544

2009 Non-Qualified Deferred Compensation Table

The following table sets forth information with respect to our named executive officers concerning executive contributions to non-qualified deferred compensation plans during 2009.  The Company does not make any contributions to these deferred compensation plans.  Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions in Last FY (a) ($)	Aggregate Earnings in Last FY (b) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Mr. Jackson	$1,367,332	$175,743	-	$2,252,363
Mr. Norona	228,185	560	-	325,002
Mr. Wade	70,462	1,325	-	590,447
Ms. Kozikowski	-	-	-	-
Mr. Freeland	-	-	-	-

(a)
Additional information is provided under “Retirement Savings” in the Compensation Discussion and Analysis section of this Proxy Statement.  Any amounts reported as Executive Contributions are also reported in the Salary column of the “Summary Compensation Table” of this Proxy Statement.

(b)
Represents unrealized gains or losses on market-based investments selected by executives for their deferred compensation balances.  For Mr. Jackson, the amounts reported include the value of dividends earned on DSUs and converted to additional DSUs and the change in overall value of DSUs based on the Company’s stock price.

Potential Payments Upon Termination of Employment or Change in Control Table

The following table provides an estimate of the inherent value of the severance payments and benefits provided for in each named executive officer’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on January 2, 2010, the last business day of our 2009 fiscal year.

Executive	Voluntary Termination without Good Reason or Involuntary Termination for Due Cause (a)	Retirement	Disability	Death	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason not related to a Change in Control (b)	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason related to a Change in Control (c)

Mr. Jackson
Cash Severance (d)	$-	$ -	$ 1,610,007	$ 2,100,010	$ 2,100,010	$ 4,200,019
Stock Incentives (e) (f) (g)	-	-	8,364,632	8,364,632	351,889	8,364,632
Cont'd Medical Coverage (h)	-	-	7,818	-	7,818	7,818
Outplacement	-	-	-	-	12,000	12,000
Executive Choice	-	-	-	-	15,000	15,000
Life Insurance	-	-	-	700,003	-	-
Disability Insurance Payout (i)	-	-	420,002	-	-	-
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	3,042,831
	$-	$ -	$ 10,402,459	$ 11,164,645	$ 2,486,716	$ 15,642,300

Mr. Norona
Cash Severance (d)	$-	$ -	$ 495,009	$ 810,014	$ 810,014	$ 1,620,029
Stock Incentives (e) (f) (g)	-	-	3,007,947	3,007,947	99,449	3,007,947
Cont'd Medical Coverage (h)	-	-	7,818	-	7,818	7,818
Outplacement	-	-	-	-	12,000	12,000
Executive Choice	-	-	-	-	10,000	10,000
Life Insurance	-	-	-	450,008	-	-
Disability Insurance Payout (i)	-	-	270,005	-	-	-
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	-
	$-	$ -	$ 3,780,778	$ 4,267,969	$ 939,281	$ 4,657,794

Mr. Wade
Cash Severance (d)	$-	$ -	$ 540,010	$ 855,015	$ 855,015	$ 1,710,030
Stock Incentives (e) (f) (g)	-	1,993,423	1,993,423	1,993,423	1,993,423	1,993,423
Cont'd Medical Coverage (h)	-	-	7,975	-	7,975	7,975
Outplacement	-	-	-	-	12,000	12,000
Executive Choice	-	-	-	-	10,000	10,000
Life Insurance	-	-	-	450,008	-	-
Disability Insurance Payout (i)	-	-	270,005	-	-	-
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	-
	$-	$ 1,993,423	$ 2,811,413	$ 3,298,446	$ 2,878,414	$ 3,733,429

Ms. Kozikowski
Cash Severance (d)	$-	$ -	$ 420,005	$ 700,008	$ 700,008	$ 1,400,017
Stock Incentives (e) (f) (g)	-	-	250,973	250,973	-	250,973
Cont'd Medical Coverage (h)	-	-	7,818	-	7,818	7,818
Outplacement		-	-	-	12,000	12,000
Executive Choice			-	-	10,000	10,000
Life Insurance	-	-	-	400,005	-	-
Disability Insurance Payout (i)	-	-	240,003	-	-	-
	$-	$ -	$ 918,799	$ 1,350,986	$ 729,826	$ 1,680,808

Mr. Freeland
Cash Severance (d)	$-	$ -	$ 540,010	$ 855,015	$ 855,015	$ 1,710,030
Stock Incentives (e) (f) (g)	-	-	1,717,483	1,717,483	103,285	1,717,483
Cont'd Medical Coverage (h)	-	-	7,818	-	7,818	7,818
Outplacement	-	-	-	-	12,000	12,000
Executive Choice	-	-	-	-	10,000	10,000
Life Insurance	-	-	-	450,008	-	-
Disability Insurance Payout (i)	-	-	270,005	-	-	-
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	894,616
	$-	$ -	$ 2,535,315	$ 3,022,506	$ 988,118	$ 4,351,947

(a)
Voluntary termination without Good Reason or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights the executive may have under the normal terms of other benefit plans.  Executives must exercise vested long-term incentives within 90 days after the date of termination.  The term “Due Cause” is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to the Company’s officers that is willful and deliberate and committed in bad faith and that has not been cured; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to the Company (iv) a conviction of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in material violation of the Company’s Substance Abuse Policy.

(b)
The employment agreements provide that the executive’s employment is deemed to be terminated by the Company without Due Cause if the executive elects to terminate his or her employment for Good Reason.  The term “Good Reason” is defined in the agreement as: (i) a material diminution in the executive’s total direct compensation; (ii) a material diminution in the executive’s authority, duties or responsibilities or those of the executive’s supervisors;  (iii) the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives; or (iv) requiring the executive to be based more than 60 miles from the Company’s office at which the executive was principally employed immediately prior to the date of the relocation.  For Mr. Jackson, the definition of “Good Reason” includes failure of the Nominating Committee of the Board to re-nominate him for election as a director or the Board requiring that he no longer report to the Board.  Upon termination of employment by the Company other than for Due Cause or by the executive for Good Reason, the executive is entitled to receive a cash “termination payment” which equals the sum of the executive’s annual base salary, an amount equal to the average annual bonus payment over the past three years, and the prorated value of the annual Executive Choice Plan.  The value of the bonus amount included for each executive in the cash severance payment is the average bonus paid for fiscal years 2007, 2008, and 2009. In addition, the executive will receive outplacement services and certain medical benefits coverage.

(c)
If, within 12 months of a Change in Control (as defined in our 2004 LTIP), the executive’s employment is terminated by the Company other than for Due Cause or by the executive for Good Reason, the employment agreements provide that the executive will be entitled to a Change in Control Termination Payment equal to (i) two times the executive’s base salary, (ii) two times the amount equal to the executive’s target bonus; and (iii) the prorated value of the annual Executive Choice Plan.  In addition, executive employment agreements in place prior to May 2009 include a provision which entitles the executive to a tax gross-up payment in the event that an excise tax is levied on the Change in Control payment.  In May 2009, the Committee changed the employment agreement terms so that no tax gross-up provision is included.  Ms. Kozikowski joined the company in June 2009 and her employment agreement consequently does not include a tax gross-up provision; however, her agreement provides that she is entitled to receive payments upon termination of employment related to a Change in Control up to the maximum allowable amount before any excise tax may be imposed.

(d)
In the case of voluntary termination without Good Reason or termination for Due Cause, the executive would be ineligible to receive a cash severance payment because he or she would not have been actively employed on the date of distribution.  In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount.  In the event that employment is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary and an amount equal to the executive’s annual target bonus.

(e)
Amounts shown here are calculated as the differences between the exercise price of the outstanding long-term stock-based incentives and the closing price of our stock at the end of our fiscal year ($40.48).

(f)	The terms of executives’ stock option and SAR agreements provide that all long-term stock-based incentives are 100 percent vested when a change in control occurs.
(g)	The terms of executives’ restricted stock awards provide that restricted stock becomes 100 percent vested when a change in control occurs.
(h)	Amounts provided for continued medical coverage represent the Company’s cost of providing one year of healthcare coverage to the executive.
(i)	Disability amounts shown consist of the amount the executives receive under the Company’s qualified plan, and the cash severance.

EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table sets forth our shares authorized for issuance under our equity compensation plans on January 2, 2010.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights (a)	Number of securities remaining available for future issuance under equity compensation plans(b)

Equity compensation plans
approved by stockholders (c)	7,387,888	(d)	$35.20	2,251,639

Equity compensation plans
not approved by stockholders	-		-	-
Total	7,387,888		$35.20	2,251,639

 (a)  Includes weighted average exercise price of outstanding stock options and SARs only.
 (b)  Excludes shares reflected in the first column.
 (c)  Includes the 2004 LTIP.
 (d)  Includes grants of stock options, SARs, performance-based SARs, restricted stock, performance-based restricted stock and deferred stock units.

NON-MANAGEMENT DIRECTOR COMPENSATION

Under our director compensation program, each non-management director receives annual compensation that is comprised of a combination of cash and equity-based compensation.  Management directors do not receive any additional compensation for services as a director.  Non-management directors receive an annual retainer of $50,000 and all additional applicable retainers or fees as set forth in the following table. The annual retainer amount was increased from $25,000 to $50,000 in May 2009 when compensation for board and committee meeting attendance was eliminated.  Prior to May 2009, directors received compensation for meeting attendance according to the compensation program in place during that time.

Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee chair receives $20,000.  Each chair of the other Board committees receives $10,000.  The Board chair receives an additional $100,000 retainer.

Each non-management director may elect to receive all or a portion of his or her annual retainer on a deferred basis in the form of DSUs.  Each DSU is equivalent to one share of our common stock.  Dividends paid by the Company are credited toward the purchase of additional DSUs.  DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their Board service ends, whichever is sooner.

 In addition, each non-management director receives long-term equity incentives valued at $120,000 per year.  The long-term incentives are awarded annually in the form of DSUs.  Directors’ annual stock-based compensation is granted to them shortly after the date of the annual stockholder meeting.  Board members who are appointed at any time other than at the annual meeting receive a prorated number of DSUs based upon the number of months from their election date until the next annual stockholder meeting. The long-term equity incentives are delivered in two equal portions of DSUs, each with different schedules for conversion into common shares.   The first type of DSUs is fully vested after one year board service and is distributed in common shares after the director’s service on the board ends.  The second type of DSUs is fully vested after one year of board service and is distributed in common shares after three years.  Directors may choose to defer receipt of the second type of DSUs beyond the initial three years.  In May 2009, each director received long-term incentives valued at $120,000, which were granted in the form of 2,659 DSUs.

2009 Director Summary Compensation Table

Information provided in the following table reflects the compensation delivered to non-management directors for our last fiscal year:

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Total ($)

John F. Bergstrom	$58,000	$120,000	$178,000
John C. Brouillard	160,250	120,000	280,250
Lawrence P. Castellani (c)	3,000	-	3,000
Fiona P. Dias	33,333	80,000	113,333
Francis X. Frei	20,833	50,000	70,833
Nicholas J. LaHowchic (c)	4,750	-	4,750
William S. Oglesby	68,000	120,000	188,000
J. Paul Raines (d)	-	-	-
Gilbert T. Ray	70,500	120,000	190,500
Carlos A. Saladrigas	75,500	120,000	195,500
Francesca M. Spinelli	68,750	120,000	188,750

(a)
Information includes paid or deferred board annual retainers and chair retainers during fiscal 2009.  It also includes board and committee meeting fees paid to directors based on their respective meeting attendance during fiscal 2009 until May 2009.

(b)
Represents the grant date fair value of deferred stock units granted during fiscal 2009.  The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant.  For additional information regarding the valuation assumptions of this award, refer to Note 19 of the Company’s consolidated financial statements in the 2009 Form 10-K filed with the SEC on March 2, 2010.  These amounts reflect the aggregate grant date value computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be realized by the directors.

(c)	Information for Messrs. Castellani and LaHowchic reflects awards earned for committee fees prior to the end of their board service in May 2009.
(d)	Mr. Raines became a director effective February 1, 2010. Accordingly, he received no director compensation during 2009.

Directors’ Outstanding Equity Awards at 2009 Fiscal-Year End

The following table provides information about non-management directors’ outstanding equity as of the end of our last fiscal year:

Name	Outstanding Stock Options and SARs	Outstanding Deferred Stock Units

John F. Bergstrom	5,709	4,229
John C. Brouillard (a)	43,209	8,771
Fiona P. Dias	-	2,056
Frances X. Frei	-	1,237
William S. Oglesby	32,584	9,042
J. Paul Raines (b)	-	-
Gilbert T. Ray	34,459	7,819
Carlos A. Saladrigas	58,209	7,607
Francesca Spinelli	31,959	8,030

(a)
Outstanding stock options for Mr. Brouillard reflect stock incentives awarded to him during his tenure as our interim Chair, President, and Chief Executive Officer which continue to vest during his service as a director.

(b)	Mr. Raines became a director effective February 1, 2010. Accordingly, he had received no director equity awards prior to the end of 2009.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The following table provides information about our executive officers as of March 26, 2010.

Name	Age	Position
Darren R. Jackson	45	Chief Executive Officer and Director

Jimmie L. Wade	55	President

Kevin P. Freeland	52	Chief Operating Officer

Tamara A. Kozikowski	48	Chief Development Officer

Michael A. Norona	46	Executive Vice President, Chief Financial Officer and Assistant Secretary

Jill A. Livesay	41	Senior Vice President, Controller

Sarah E. Powell	43	Senior Vice President, General Counsel and Corporate Secretary

Charles E. Tyson	47	Senior Vice President, Merchandising

Our executive officers are elected by and serve at the discretion of our Board.  Set forth below is a brief description of the business experience of all executive officers other than Mr. Jackson, who is also a Director and whose business experience is set forth in the “Nominees for Election to Our Board” section of this Proxy Statement.

Mr. Wade, President, joined us in February 1994 and has held his current position since January 2009.  From February 2008 to January 2009, Mr. Wade served as Executive Vice President, Customer Development Officer, Commercial.    From May 2005 until February 2008, Mr. Wade served as Executive Vice President, Business Development.  From August 2003 to May 2005 he served as President.  From March 2000 to August 2003 he served as President and Chief Financial Officer.  From October 1999 to March 2000 he served as President.  Mr. Wade also served as our Secretary from March 2000 until April 2001.  Prior to 1993, Mr. Wade was Vice President, Finance and Operations for S.H. Heironimus, a regional department store company.

Mr. Freeland, Chief Operating Officer, joined us in February 2008 and has held his current position since January 2009.  From February 2008 until January 2009, Mr. Freeland served as Executive Vice President, Merchandising, Supply Chain and Information Technology.  Before joining Advance, Mr. Freeland was the President and Founder of Optimal Advantage, a boutique retail consulting firm, from September 2004 to February 2008.  Prior to establishing his own business, Mr. Freeland spent eight years with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, serving as its Vice President of Inventory, Senior Vice President of Inventory and, ultimately, President of the Musicland Division.  Mr. Freeland also spent eight years at Payless Shoe Source, a family footwear and accessories retail chain, in a variety of merchandising positions, including his final position as Vice President of Merchandise Distribution.

Ms. Kozikowski, Chief Development Officer, joined us in June 2009.  Prior to that, from November 2007 to February 2009 she served as Senior Vice President, Merchandising for Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, where she was responsible for Best Buy’s appliance, music, movies and gaming businesses.  Prior to this role, she served other senior leadership operational roles including, Senior Vice President Retail Support/Operations from March 2004 to August 2006 and Senior Vice President of Services (Geek Squad) Operations from August 2006 to November 2007.  Prior to her operations roles, she served as Senior Vice President, Real Estate and Property Management.

Mr. Norona, Executive Vice President, Chief Financial Officer and Assistant Secretary, joined us in February 2008.  Before joining Advance, Mr. Norona served as the President of Financial Services for Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, from March 2007 to February 2008.  Prior to that position, he served Best Buy as Vice President of Financial Services from June 2006 until March 2007, as Vice President Finance-Retail Decision Support from May 2004 until June 2006, and as Vice President Finance-Shared Services from April 2002 until May 2004.  Prior to April 2002, Mr. Norona served in escalating financial leadership roles, ultimately serving as head of Finance with Future Shop, a Best Buy subsidiary.  Mr. Norona holds the Professional Accounting Designation (CGA) and is a member of the Certified General Accountants of Canada.

Ms. Livesay, Senior Vice President, Controller, joined us in July 1995 and has served in her current position since July 2005.  During her tenure at Advance, she has served in several leadership roles in accounting and finance.   In January 2002, she became Vice President, Accounting, a position she held until October 2004, when she became Vice President, Controller.  Prior to joining Advance, Ms. Livesay worked for KPMG LLP, a public accounting firm.  Ms. Livesay is a certified public accountant.

Ms. Powell, Senior Vice President, General Counsel and Corporate Secretary, joined us in September 2002 and has served as Senior Vice President, General Counsel and Corporate Secretary since April 2009.  Prior to that, Ms. Powell served as Acting General Counsel from November 2007 to April 2009 and as Vice President, Real Estate Counsel from September 2007 to April 2009.  She served as Senior Attorney from September 2002 to September 2007.  Before coming to Advance, Ms. Powell served as Assistant General Counsel for Food Lion, LLC, a grocery retailer, in Salisbury, North Carolina.  Prior to that, she was engaged in the private practice of law.

Mr. Tyson, Senior Vice President, Merchandising, joined Advance in March 2008.  Prior to joining Advance, Mr. Tyson served as Senior Vice President, Merchandising and Technology with OfficeMax, Inc., from March 2005 to February 2008.  Prior to joining OfficeMax, Mr. Tyson was President of Diversitech Group, an importer of hand and power tools from September 2001 to March 2005.  He worked for Office Depot, Inc., from October 1997 to September 2001 where he held multiple positions with increasing responsibilities, including Senior Vice President, Merchandising and General Merchandising Manager; Senior Vice President, World Wide Global Sourcing; and Vice President, Divisional Merchandise Manager.

There are no family relationships among any of our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the ownership of our common stock as of March 26, 2010 by:

•	each person or entity that beneficially owns more than 5 percent of our common stock;
•	each member of our Board;
•	each of our executive officers named in the “Summary Compensation Table” included in the Executive Compensation section of this Proxy Statement; and
•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 26, 2010 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.  The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012.  Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 87,853,453 shares of our common stock outstanding at March 26, 2010.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage

FMR, LLC (1)	13,983,968	15.9%
82 Devonshire St
Boston, MA 02109

Wellington Management Company, LLP (2)	10,070,055	11.5%
75 State Street
Boston, MA 02109

BlackRock, Inc. (3)	7,441,713	8.5%
40 East 52nd Street
New York, NY 10022

Ruane, Cunniff & Goldfarb, Inc. (4)	5,615,630	6.4%
767 Fifth Avenue
New York, NY 10153-4798

Executive Officers, Directors and Others

John F. Bergstrom	9,035	*
John C. Brouillard	50,525	*
Fiona P. Dias	1,202	*
Frances X. Frei	516	*
Darren R. Jackson	469,573	*
William S. Oglesby	42,866	*
J. Paul Raines	183	*
Gilbert T. Ray	45,475	*
Carlos A. Saladrigas	63,913	*
Francesca M. Spinelli	39,586	*
Michael A. Norona	159,039	*
Jimmie L. Wade	480,272	*
Tamara A. Kozikowski	4,594	*
Kevin P. Freeland	85,670	*
All executive officers and directors as a group (17 persons)	1,571,458	1.8%

(1)
Based solely on a Schedule 13G filed with the SEC by FMR, LLC (“FMR”) and Edward C. Johnson, 3rd, all such shares are beneficially owned by or for entities: (a) Fidelity Management & Research Company, a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR (“FM&RC”), (b) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and a registered investment advisor, (c) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank and (d) Fidelity International Limited (“FIL”), a qualified institution. FM&RC is the beneficial owner of 11,522,126 shares. Mr. Johnson (Chairman of FMR), FMR (through its control of FM&RC) and Fidelity Funds each has sole dispositive power with respect to 11,522,126 shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds. The sole voting power of all shares directly owned by Fidelity Funds resides with the Board of Trustees of such funds. PGALLC is the beneficial owner of 124,310 shares. Mr. Johnson and FMR (through its control of PGALLC) each has sole dispositive voting power with respect to 124,310 shares. PGATC is the beneficial owner of 1,090,920 shares. Mr. Johnson and FMR (through its control of PGATC) each have sole dispositive power of 1,090,920 shares and voting power of 959,940 shares. FIL is the beneficial owner of 526,820 shares of which it has sole dispositive power of 526,820 shares and sole voting power of 464,620 shares.

(2)
Based solely on a Schedule 13G filed with the SEC by Wellington Management Company, LC. Wellington Management Company, LLC, in its capacity as investment advisor, may be deemed to beneficially own 10,070,055 shares which are held of record by clients of the company, of which it has sole voting power of 7,566,904 shares.

(3)
Based solely on a Schedule 13G filed with the SEC by BlackRock, Inc.  BlackRock, Inc. has sole voting power and sole dispositive power with respect to all such shares and all shares are held by BlackRock, Inc., and its subsidiaries.

(4)
Based solely on a Schedule 13G filed with the SEC by Ruane, Cunniff & Goldfarb, Inc. Ruane, Cunniff & Goldfarb, Inc. is the beneficial owner of 5,615,630 shares and has sole dispositive power of 5,615,630 shares and voting power of 3,563,242 shares.

(5)	The following table provides further detail regarding the shares beneficially owned by the directors and executive officers of the Company:

	Shares beneficially owned

	Shares of our common stock issuable with respect to
Name of Beneficial Owner	Restricted common stock	DSUs	Options and/or SARS exercisable within 60 days of March 26, 2010

John F. Bergstrom	-	4,229	3,806
John C. Brouillard	-	8,771	41,306
Fiona P. Dias	-	1,202	-
Frances X. Frei	-	516	-
Darren R. Jackson	128,106	31,803	254,095
William S. Oglesby	-	9,042	30,681
J. Paul Raines	-	183	-
Gilbert T. Ray	-	7,819	32,556
Carlos A. Saladrigas	-	7,607	56,306
Francesca M. Spinelli	-	8,030	30,056
Michael A. Norona	24,566	-	95,868
Jimmie L. Wade	12,739	-	430,337
Tamara A. Kozikowski	4,594	-	-
Kevin P. Freeland	10,335	-	73,107
All executive officers and directors as a group (17 persons)	187,412	79,201	1,140,443

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

We have had stock ownership guidelines for our non-employee directors and named executive officers since 2006.  These guidelines are intended to further align the interests of our Board and members of management with the interests of our stockholders.  During 2009, the Compensation Committee adopted revised stock ownership guidelines that increased the required levels of ownership for the chief executive officer and other named executive officers and introduced new ownership requirements for our senior vice presidents.  Our Board also revised the stock ownership guidelines for directors to require ownership of a fixed number of shares.  The revised stock ownership guidelines are as follows:

Directors	5,000 shares of Company stock or its equivalent
Chief Executive Officer	Stock valued at 5 times annual base salary
Other named executive officers	Stock valued at 2 times annual base salary
Senior Vice Presidents	Stock equal in value to annual base salary

Directors and executives are expected to achieve their respective levels of stock ownership within five years of the date they enter the listed positions.  Individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain a designated percentage of the net shares received upon the exercise of any stock options or SARs until the guideline ownership levels have been reached.

Shares or units held by a director or an executive officer in any deferral plan are included in calculating the value of ownership to determine whether the minimum ownership requirement has been met.  Currently, each director receives a portion of his or her annual retainer in the form of DSUs and is permitted to defer a portion of his or her cash retainer in the form of DSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires “insiders,” including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during fiscal 2009, with the following exceptions:

One transaction involving the disposition of shares of Company stock to satisfy tax withholding obligations upon the vesting of restricted stock was reported on a late-filed Form 4 for each of Jill A. Livesay, Michael W. Marolt, Senior Vice President, Store Support, Keith A. Oreson, former Senior Vice President, Human Resources, and Sarah E. Powell, respectively.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2010

Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal year 2010.  Deloitte also served as our independent registered public accounting firm for fiscal year 2009.  You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2010.

Members of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2010.

 2009 and 2008 Audit Fees

The following table summarizes the aggregate fees billed by Deloitte for 2009 and 2008 for the following professional services:

	2009	2008
	($ in thousands)	($ in thousands)
Audit Fees (a)	$1,412	$1,588
Audit-Related Fees (b)	-	370
Tax Fees	-	-
All Other Fees (c)	101	-
Total	$1,513	$1,958

(a)	Fees for audit services billed in 2009 and 2008 consisted of:
	●	audit of our annual financial statements
	●	reviews of our quarterly financial statements
	●	attestation of management’s assessment and effectiveness of internal controls as required by the Sarbanes-Oxley Act of 2002, Section 404
	●	statutory and regulatory audits, consents and other services related to SEC matters
(b)	Fees for audit-related services billed in 2008 consisted of due diligence services pertaining to a potential acquisition.
(c)	All other fees billed in 2009 were for services for an assessment of the impact of the adoption of International Financial Reporting Standards.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm.  The Audit Committee approved all services provided by Deloitte during 2009.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

OUR BOARD RECOMMENDS A VOTE FOR RATIFICATION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2010.

AUDIT COMMITTEE REPORT

We are responsible for providing independent, objective oversight of Advance’s accounting functions and internal controls and operate pursuant to a written charter approved by Advance’s Board.  We are comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.  Advance’s Board has determined the committee’s current chair, Mr. Saladrigas, is the Audit Committee “financial expert,” as defined by SEC rules.

Management is responsible for Advance’s financial reporting process, including Advance’s system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States.  Advance’s independent registered public accounting firm, or “independent accountants,” is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting.  Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures.  Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to Advance’s financial statements, or any professional certification as to the independent accountants’ work.  In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of independent accountants included in their report on Advance’s financial statements.

During 2009 we met eight times, including four times via conference call.  We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks.  During 2009 and subsequent to the end of the year, we:

•	appointed Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2009;
•	met with management and the independent accountants to review and discuss Advance’s critical accounting policies and significant estimates;
•	met with management and the independent accountants to review and approve the fiscal year 2009 audit plan;
•	met regularly with both the independent accountants and the Chief Internal Audit Executive outside the presence of management;
•	met with management and the independent accountants to review the audited financial statements for the year ended January 2, 2010, and internal controls over financial reporting as of January 2, 2010;
•	reviewed and discussed the quarterly and annual reports prior to filing with the SEC;
•	reviewed and discussed the quarterly earnings press releases and other financial press releases;
•	met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;
•	reviewed the processes by which risk is assessed and mitigated; and
•	completed all other responsibilities under the Audit Committee charter.

We have discussed with the independent accountants the matters required by PCAOB AU 380, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and SEC Rule 2-07 of Regulation S-X, which includes a review of significant accounting estimates and Advance’s accounting practices.  In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.

Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in Advance’s annual report on Form 10-K for the year ended January 2, 2010.

We considered whether the independent accountants’ provision of non-audit services to Advance is compatible with maintaining the independent accountants’ independence, and have determined the provision of the non-audit services are compatible with the independent accountants’ independence.  Accordingly, we have approved retention of Deloitte as Advance’s independent registered public accounting firm for fiscal year 2010.

We reviewed and reassessed the adequacy of the Audit Committee Charter and recommended no changes.

THE AUDIT COMMITTEE
Carlos A. Saladrigas, Chair
John C. Brouillard
Gilbert T. Ray

OTHER MATTERS

A copy of our 2009 annual report to stockholders is being sent to each stockholder of record together with this Proxy Statement.  The annual report is not part of our proxy soliciting material, but it can be accessed at www.AdvanceAutoParts.com under the Investor Relations section.

By order of the Board of Directors,

Sarah E. Powell
Senior Vice President, General Counsel
and Corporate Secretary

Roanoke, Virginia
April 9, 2010

Advance Auto Parts

Keep the wheels turning.

5008 AIRPORT ROAD
ATTN: SARAH E. POWELL
ROANOKE, VA 24012

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 18, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 18, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If voting by Internet or telephone, there is NO need to mail back the attached proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M23647-P88644 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ADVANCE AUTO PARTS, INC.

The Board of Directors recommends that you vote "FOR" all Nominees listed in Proposal 1 and "FOR" Proposal 2.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John F. Bergstrom
02) John C. Brouillard
03) Fiona P. Dias
04) Frances X. Frei
05) Darren R. Jackson
06) William S. Oglesby
07) J. Paul Raines
08) Gilbert T. Ray
09) Carlos A. Saladrigas
10) Francesca M. Spinelli

	For	Against	Abstain
2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.	☐	☐	☐

3. Transact other business that may properly come before the meeting or any meetings held upon any adjournment of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are, by the filing of this proxy, expressly revoked.

Our Annual Report to Stockholders and Proxy Statement for the 2010 Annual Meeting can be viewed on the Internet at http://www.AdvanceAutoParts.com

For address changes and/or comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement/Annual Report are available at www.proxyvote.com.

M23648-P88644

- PROXY - Advance Auto Parts Keep the wheels turning. - PROXY -

This Proxy is Solicited on Behalf of the Board of Directors of Advance Auto Parts, Inc.

The undersigned stockholder(s) hereby appoint(s) Sarah E. Powell and Michael A. Norona, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ADVANCE AUTO PARTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 8:30 AM, EDT on Wednesday, May 19, 2010, at The Hotel Roanoke & Conference Center, 110 Shenandoah Ave, NW., Roanoke, VA 24016, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies named herein on any other matters as may properly come before the meeting or any postponement thereof. Receipt of notice of the annual meeting and proxy statement for the 2010 Annual Meeting is hereby acknowledged.

Address Changes/Comments: ______________________________

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(If any Address Changes/Comments have been noted above, please mark corresponding box on the reverse side.)

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.